Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT

BY AND AMONG

SOUTHEASTERN GROCERS, INC.,

SAMSON MERGER SUB, LLC,

WINN-DIXIE STORES LEASING, LLC,

BI-LO, LLC.

AND

FOOD LION, LLC

May 29, 2020

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EXHIBITS

Exhibit A	List of Stores and Per-Store Purchase Price
Exhibit B	Closing Schedule
Exhibit C	Escrow Agreement
Exhibit D	List of Stores
Exhibit E	Form of Bill of Sale
Exhibit F	Lease Assignment and Assumption Agreement

Exhibit G	Form of Specified Leases Letter Agreement

Exhibit G-1	Applicable Leases

Exhibit H	Form of Specified Leases Estoppel Letter

Exhibit I	Form of Notice of Lease
Exhibit J	Permitted Work
Exhibit K	Estoppel Form
Exhibit L	Buyer’s Refrigerant Compliance Management Plan

Exhibit M	R&W Insurance Policy Binder

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 29, 2020, by and among Southeastern Grocers, Inc., a Delaware corporation (“SEG”), Samson Merger Sub, LLC, a Texas limited liability company and a direct or indirect wholly-owned Subsidiary of SEG, Winn-Dixie Stores Leasing, LLC, a Florida limited liability company and a direct or indirect wholly-owned Subsidiary of SEG, BI-LO, LLC, a Delaware limited liability company and a direct or indirect wholly-owned Subsidiary of SEG (together with SEG, “Sellers”), and Food Lion, LLC, a North Carolina limited liability company (“Buyer”).  Each of Buyer and each Seller is referred to herein as a “Party” and, collectively, as the “Parties”.

WITNESSETH

WHEREAS, Sellers operate the sixty two (62) supermarkets at the locations set forth in Section 3.5 of the Disclosure Schedule under the BI-LO and Harvey’s banners (each a “Store” and, collectively, the “Stores”);

WHEREAS, Sellers are engaged in the operation of the Business, or hold assets or are responsible for liabilities Related to the Business;

WHEREAS, subject to the terms and upon the conditions set forth herein, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and assume from Sellers, all of the Transferred Assets and Assumed Liabilities, all as more specifically provided herein; and

WHEREAS, to induce the other Parties to enter into this Agreement and consummate the transactions contemplated hereby, Sellers and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.  For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Regarding Distribution Center” means that certain Agreement Regarding Distribution Center entered into as of May 29, 2020, by and among SEG and ADUSA Distribution, LLC regarding the purchase and sale of the Transferred Assets (as defined therein).

“Allocation Principles” has the meaning set forth in Section 2.6.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws and Decrees that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States or elsewhere.

“Applicable Closing” shall mean, (a) with respect to a Store, the Closing at which the Transferred Assets and Assumed Liabilities with respect to such Store are transferred to Buyer, (b) with respect to the Transferred Assets and the Assumed Liabilities, the Closing at which such Transferred Assets or Assumed Liabilities are transferred to Buyer, (c) with respect to the Excluded Liabilities or Excluded Assets related to a particular Store, the Applicable Closing for that Store described in clause (a), and (d) with respect to Excluded Liabilities and Excluded Assets that are not related to a particular Store or that are related to a particular Store that was not subject to a Closing pursuant to clause (a), the Last Closing Date.

“Applicable Closing Date” shall mean, with respect to a Closing, the closing date upon which such Closing occurs. The target Applicable Closing Date for each Store location is reflected on Exhibit B.

“Assumed Leases” means the Leases pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any Store, true and complete copies of which (including all amendments and supplements thereto) are listed on Section 3.5(b) of the Disclosure Schedule.

“Assumed Liabilities” means the following Liabilities of the Sellers, which shall be assumed by Buyer on the Applicable Closing Date:

(a)           all Liabilities under the Assumed Leases arising on or to be performed after the Applicable Closing Date;

(b)           all Liabilities related to the Transferred Assets or otherwise related to the operation of the Stores (other than Liabilities in respect of the Assumed Leases, for which clause (a) shall apply) arising on or after the Applicable Closing Date; and

(c)           all Prorated Charges apportioned to Buyer in accordance with Section 2.7;

provided, however, that notwithstanding anything to the contrary set forth in this definition, the Assumed Liabilities shall not include any Excluded Liabilities.

“Base Purchase Price” has the meaning set forth in Section 2.3(a).

“Bill of Sale” has the meaning set forth in Section 2.5(a)(i).

“Business” means the operation of the Stores by Sellers.

“Business Day” means any day, other than a Saturday, Sunday and any day, which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.3(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Proration Amount” has the meaning set forth in Section 2.7(d).

“Cap” has the meaning set forth in Section 8.6(b).

“Cash Consideration” has the meaning set forth in Section 2.3(a).

“Cash Equivalents” means cash, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments.

“Chosen Courts” means the Court of Chancery of the State of Delaware or, if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided, that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware.

“Closing” means a consummation of the sale and purchase of Transferred Assets, assumption of the Assumed Liabilities, and other transactions contemplated by and described in this Agreement.

“Closing Cash Payment” has the meaning set forth in Section 2.3(a).

“COBRA” has the meaning set forth in Section 6.3(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Purchase Price” means the sum of (x) the Base Purchase Price, plus (y) the Purchase Price, as defined in the Agreement Regarding Distribution Center, in each case actually paid by Buyer.

“Common Interest Agreement” has the meaning set forth in Section 1.2(k).

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 26, 2019, by and between SEG and Ahold Delhaize USA, Inc.

“Contract” means any agreement, contract, license, arrangement, commitment, promise, obligation, right, instrument, document or other similar understanding, which in each case is in writing and signed by parties intending to be bound thereby.

“Contracting Parties” has the meaning set forth in Section 10.11.

“Covenant Cap” has the meaning set forth in Section 8.6(b).

“Covenant Claim Threshold” has the meaning set forth in Section 8.6(a).

“Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, agreement on consent, executive order, administrative order, or any other order of or with any Governmental Authority.

“Deed” has the meaning set forth in Section 2.5(a)(vii).

“Defense Notice” has the meaning set forth in Section 8.4(b).

“Direct Claim” has the meaning set forth in Section 8.5.

“Disclosure Schedule” has the meaning set forth in Article III.

“Distribution Center Closing” means the consummation of the transactions contemplated by the Agreement Regarding Distribution Center.

“Distribution Center Closing Date” means the date upon which the Distribution Center Closing occurs.

“Employee Benefit Plans” has the meaning set forth in Section 3.9.

“Employees” has the meaning set forth in Section 3.16(a).

“Environmental Law” means any Law (a) relating to the protection of the environment or natural resources, (b) regulating or imposing liability, or standards of conduct or obligations concerning the exposure to or the use, handling, transportation, treatment, storage, disposal, Release or threat of Release or discharge of Hazardous Materials, or (c) that (i) conditions the transfer of real property or assets upon a negative declaration or other approval by a Governmental Authority of the environmental condition of the real property or assets or (ii) requires notification or disclosure of Releases of Hazardous Materials or other environmental condition of the property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in real property or assets.

“Environmental Permit” means any Permit that is required by a Governmental Authority under any Environmental Law and necessary to own the Transferred Assets or operate the Business as of the date hereof.

“EPA” means the U.S. Environmental Protection Agency.

“EPA Consent Decree” means that certain consent decree United States v. Southeastern Grocers, Inc., BI-LO, LLC, and Winn-Dixie Stores, Inc., Civ. No. 3:19-cv-00988 approved by the U.S. District Court for the Middle District of Florida on January 21, 2020.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.3(b).

“Escrow Agent” means Citibank, N.A..

“Escrow Agreement” has the meaning set forth in Section 2.3(b).

“Escrow Amount” means an amount equal to [***].

“Estoppel Certificates” has the meaning set forth in Section 5.11.

“Estoppel Party” has the meaning set forth in Section 5.11.

“Excluded Assets” means, without duplication, all assets of Sellers as of the Applicable Closing that are not expressly included in the Transferred Assets, including:

(a)                                 any of Sellers’ supermarkets, stores, pharmacies, distribution centers, administrative offices and facilities and all assets or properties located thereon other than (i) the Stores and (ii) the Transferred Assets;

(b)                                 any asset of Sellers that is (i) not located in the Stores, (ii) not Related to the Business, in each case, including: (A) organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to Sellers’ organization, maintenance, existence, and operation; and (B) books and records related to (1) Taxes paid or payable by Sellers or (2) any claims, obligations or liabilities not included in Assumed Liabilities, or (iii) a Tax refund, deposit, prepayment, credit, attribute, or other Tax asset of or with respect to any of the Sellers relating to taxable periods (or portions thereof), other than, in the case of this clause (iii), Prepaid Expenses;

(c)                                  capital stock of Sellers or any of Sellers’ Subsidiaries;

(d)                                 all Cash Equivalents;

(e)                                  all insurance policies and binders and all rights thereunder, including all rights to recoveries, refunds and credits and to make claims thereunder;

(f)                                   all of Sellers’ rights under this Agreement or any Related Agreement;

(g)                                  all Contracts other than the Assumed Leases, and all of Sellers’ rights under any Contracts other than the Assumed Leases;

(h)                                 any other rebate, payment, reimbursement or refund arising from the conduct of the Business prior to each Applicable Closing;

(i)                                     all of Sellers’ automobiles, trucks, tractors and trailers;

(j)                                    all Marks owned, used, or held for use by Sellers in the operation of the Business, including, any name or trademark, service mark, trade name, logo, trade dress, Internet domain name or other indicia of origin that includes, relates to or derives from any such name, or any related abbreviations, acronyms or other formatives based on any such name, whether alone or in combination with any other words, phrases, or designs, and all registrations, applications and renewals thereof, all rights and goodwill associated therewith and any name or trademark, service mark, trade name, logo, Internet domain name, or other indicia of origin that is confusingly similar thereto or derived therefrom (collectively, the “Seller Marks”);

(k)                                 all equipment leased by the Sellers and located at or used in the Stores and all in-store processors, front-end systems, point-of-sale systems (including self-checkout equipment), credit card readers, computers, computer equipment, hardware, software, peripherals, pin pads, direct access storage devices and electronic funds transfer devices (including, for the avoidance of doubt, all Coinstar, Redbox, ATM, Blue Rhino, vending, lottery and other similar machines);

(l)                                     any assets of, or other funding vehicle related to, an Employee Benefit Plan;

(m)                             the Furnishings and Equipment located at or used in the Stores described on Section 1.1(a) of the Disclosure Schedule (the “Excluded Furnishings and Equipment”);

(n)                                 any (i) books and records (x) described in clause (a) or (b) above or (y) Related to the Business or related to any of the Transferred Assets or the Assumed Liabilities that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records Related to the Business or related to any of the Transferred Assets or Assumed Liabilities; (ii) information management systems of Sellers, other than those Related to the Business; and (iii) documents relating to proposals to acquire the Business by Persons other than Buyer;

(o)                                 all Inventory;

(p)                                 all of Sellers’ assets of or relating to the in-store pharmacies located at the Stores, including all Pharmaceutical Inventory and Pharmaceutical Records;

(q)                                 all subleases to third parties for space in the Stores, and all assets, furniture, fixtures or equipment of any third parties located at or in the Stores;

(r)                                    any claims, proceeds, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person or entity arising out of or relating to the Transferred Assets (including in respect of antitrust matters) in connection with events occurring on or before the Applicable Closing (other than any proceeds, payments or awards explicitly contemplated to be transferred to Buyer hereunder);

(s)                                   all customer data and information derived from branded loyalty promotion or co-branded credit card programs and other similar information related to customer purchases at the Stores other than Specific Store Customer Loyalty Data; and

(t)                                    those items set forth on Section 1.1(b) of the Disclosure Schedule.

“Excluded Furnishings and Equipment” has the meaning set forth in the definition of Excluded Assets.

“Excluded Liabilities” means, without duplication, any Liability or obligation of Sellers or any of their Affiliates, other than the Assumed Liabilities, including the following Liabilities of Sellers:

(a)                                 any Liability not directly relating to or arising out of the Business or the Transferred Assets, including any Liability relating to or arising out of the Excluded Assets;

(b)                                 any Liabilities or obligations under the Assumed Leases to the extent arising or to be performed prior to the Applicable Closing;

(c)                                  any Liability relating to the ownership of the Transferred Assets, the lease, sublease, use or occupancy of the Leased Real Property, or the  operation of the Business prior to the Applicable Closing;

(d)                                 any Liability of Sellers relating to or arising from accounts payable, merchandise credits, unredeemed gift cards, or fuel awards;

(e)                                  any Liability relating to Indebtedness (other than Permitted Liens);

(f)                                   any Liability relating to or arising from any employees or former employees of Sellers, employee benefit plans, pension plans, union contracts, employee severance and WARN Act compliance;

(g)                                  any Liabilities or obligations arising out of or resulting from a Seller’s non-compliance with any Law (including Environmental Laws);

(h)                                 (i) any Liability of Sellers for Taxes (except as provided for in Section 2.7 or Section 6.4(a)), (ii) any Taxes imposed on any Seller as a result of the transactions contemplated hereby (except as provided for in Section 2.7 or Section 6.4(a)), (iii) any Taxes related to the Transferred Assets or the Business that were incurred in or that are attributable to a taxable period (or portion thereof) ending on or before the Applicable Closing Date (except as provided for in Section 2.7 or Section 6.4(a)), (iv) Taxes resulting from Seller being a member of an affiliated group filing or filing an affiliated, consolidated combined or unitary Tax Return, (v) Taxes imposed on any Seller under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (vi) Taxes imposed on any Seller by reason of entering into a written Tax sharing, Tax indemnity or similar agreement with another Person prior to the Closing (other than any commercial agreement the principal purpose of which does not relate to Taxes or as provided for in Section 2.7 or Section 6.4(a));

(i)                                     all Liabilities arising from Sellers’ failure to obtain any applicable Tax clearance, bulk sales, bulk transfer or similar Laws of any jurisdiction (regardless of when such Taxes are imposed on the Business or the Buyer); and

(j)                                    all Liabilities of Sellers under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby.

“FTC” has the meaning as set forth in Section 5.3(e).

“Furnishings and Equipment” means all fixtures, trade fixtures, store models, shelving, refrigeration equipment, other machinery and equipment, tools, replacement parts, office supplies, production supplies, other miscellaneous supplies, furniture, and all other tangible personal property owned by Sellers and located at the Stores, including those items listed on Section 1.1(c) of the Disclosure Schedule.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity.

“Hazardous Material” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant” or words of similar regulatory effect under any Environmental Law, including asbestos, polychlorinated biphenyls, radioactive materials, infectious medical waste, lead-based paint, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), fertilizer, pesticide, herbicide, rodenticide, urea formaldehyde foam insulation, petroleum and petroleum by-products and distillates (including used or waste oil and substances or materials commingled with petroleum products).

“Hired Employees” has the meaning set forth in Section 6.3(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnified Parties” has the meaning set forth in Section 8.4(a).

“Indemnifying Parties” has the meaning set forth in Section 8.4(a).

“Indebtedness” means without duplication:  (a) all obligations of Sellers for borrowed money; (b) all obligations, contingent or otherwise, of Sellers evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by Sellers); (c) all obligations in respect of letters of credit, performance bonds, surety bonds or similar instruments, in each case to the extent drawn, and bankers’ acceptances issued for the account of Sellers; (d) any indebtedness guaranteed in any manner by a

Seller (including guarantees in the form of an agreement to repurchase or reimburse); (e) any Liabilities or obligations under capital leases with respect to which Sellers are liable, contingently or otherwise, as obligor, guarantor; (f) any indebtedness or Liabilities secured by a Lien on a Seller’s assets; (g) any net Liabilities of Sellers with respect to interest rate or currency swaps, collars or similar hedging agreements; and (h) any accrued interest, prepayment premiums or penalties related to any of the foregoing.  The definition of Indebtedness expressly includes any Indebtedness of a Seller owed to any Affiliate of a Seller.

“Independent Accounting Firm” has the meaning set forth in Section 2.6.

“Initial Closing” has the meaning set forth in Section 2.4(a).

“Initial Closing Date” has the meaning set forth in Section 2.4(a).

“Intellectual Property” means (a) all issued patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and Internet domain names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Marks”); (c) all copyrights, together with all registrations and applications for registration therefor and renewals in connection therewith; (d) all trade secrets, know-how, technology, improvements, and inventions; and (e) all computer software (including data and databases).

“Inventory” means all inventory of goods, merchandise, food, beverages, alcohol, Supplies, tobacco inventory, Pharmaceutical Inventory and other products, in each case, that is offered for sale to customers at the Stores and warehouse inventory.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge of Jeff Smith, Director of Real Estate, Food Lion, LLC.

“Knowledge of Sellers” means the actual knowledge of the individuals identified on Section 1.1(d) of the Disclosure Schedule.

“Last Closing Date” means the date of the last Subsequent Closing.

“Last Closing Outside Date” has the meaning set forth in Section 9.2.

“Law” means any constitution applicable to, and any statute, treaty, law (including common law), code, rule, regulation, ordinance, or legally binding requirement of, any Governmental Authority.

“Lease” means a lease, sublease, license, concession, option, contract, extension letter, easement, reciprocal easement, assignment, termination agreement, subordination agreement, nondisturbance agreement, estoppel certificate or other agreement (written or oral), and any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing.

“Lease Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(ii).

“Leased Real Property” means all of the real property leased, subleased, used or occupied by any of the Sellers relating to the Stores, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with the Business.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) regardless of when arising.

“Lien” means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, easement, security agreement or other encumbrance or restriction on the use or transfer of any property; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Losses” has the meaning set forth in Section 8.2.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means any event, circumstance, occurrence, development, effect or change that has or is reasonably expected to have, individually or in the aggregate, a material adverse effect on the Transferred Assets, taken as a whole, or the ability of Sellers to consummate the transactions contemplated hereby, other than any event, circumstance, occurrence, development, effect or change arising from or related to: (a) general business or economic conditions in any of the geographical areas in which the Stores operate, (b) any condition or occurrence affecting retail grocery generally, (c) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (d) disruptions in financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index), (e) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event, (f) changes in Law or accounting rules,  (g) any failure by Sellers to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance by any period (provided, that the conditions or reasons underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur), (h) the taking of any action contemplated by this Agreement or any Related Agreement or taken with the consent of the other Party, (i) any effects or changes as a result of the announcement or pendency of this Agreement, or (j) any epidemic, pandemic, or other outbreak of illness, including as a result of the COVID-19 virus or other disease, or any actions by a Governmental Authority related to the foregoing.

“Monthly Prorated Charges” has the meaning set forth in Section 2.7(a).

“Net Prorated Charges” has the meaning set forth in Section 2.7(d).

“Non-Party Affiliates” has the meaning set forth in Section 10.11.

“Notice of Lease” has the meaning set forth in Section 2.5(a)(xv).

“Order” means any order, judgment, injunction, ruling, writ, award or Decree of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“OSHA” means the Occupational Safety and Health Administration.

“Outside Date” has the meaning set forth in Section 9.1(b)(ii).

“Owned Real Property” has the meaning set forth in the definition of Transferred Assets.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permit” means any franchise, approval, authorization, consent, clearance, permit, license (including liquor, beer and wine licenses and permits), order, registration, certificate, variance or similar right issued, granted or given by or under the authority of, or obtained from, any Governmental Authority or pursuant to any Law that is required or necessary to the ownership of the Transferred Assets or the conduct of the Business.

“Permitted Lien” means:  (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings for which adequate reserves have been established in accordance with GAAP; (b) with respect to leased or licensed real or personal property, the terms and conditions of the lease, license, sublease or other occupancy agreement applicable thereto and that have been disclosed to Buyer in Section 3.5(c) of the Disclosure Schedule; (c) with respect to real property, zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property that do not materially impair the current use or occupancy of the applicable property or materially detract from the value thereof for the purposes to which they are being used; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to or use of real property and other encroachments and title and survey defects that do not or would not reasonably be expected to impair the use or value of the property in question and that have been disclosed to Buyer; (e) matters that would be disclosed on an accurate survey of the real property to the extent such matters do not or would not reasonably be expected to impair the use or value of the property in question; (f) Liens shown in any title policy obtained by Buyer or provided by Sellers to Buyer, and in any event that do not or would not reasonably be expected to impair the use or value of the property in question; and (g) Liens created by or through, or resulting from, the acts of Buyer or its Affiliates.

“Permitted Work” has the meaning set forth in Section 5.6(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Per-Store Purchase Price” shall mean the amount set forth opposite the name and store number for each Store on Exhibit A.

“Pharmaceutical Inventory” means the contents of all unopened, opened or partially filled containers of prescription pharmaceuticals and prescription products held by Sellers and Related to the Business.

“Pharmaceutical Records” means all prescriptions, pharmacy customer information, pharmacy scrips, customer lists, prescription files, prescription registers, operating and maintenance logs (including records required to be created and maintained under applicable controlled substance- and listed chemical-related Laws), and pharmacy phone lines held by Sellers and Related to the Business.

“Post-Closing Covenants” has the meaning set forth in Section 8.1(a).

“Pre-Closing Covenants” has the meaning set forth in Section 8.1(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.4(c).

“Prepaid Expenses” has the meaning set forth in the definition of Transferred Assets.

“Prepaid Expenses Amount” has the meaning set forth in Section 2.3(a).

“Proceeding” means any action, cause of action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative, or arbitral, whether at Law or in equity and whether before any Governmental Authority.

“Prorated Charges” means (a) the Monthly Prorated Charges, (b) the non-monthly real estate related payments prorated pursuant to Section 2.7(b) and (c) the real estate Taxes and assessments and other Taxes (other than Transfer Taxes), in each case, (i) imposed upon or assessed directly against the Transferred Assets (including personal property Taxes and similar Taxes), in each case, for the Tax period in which the Applicable Closing occurs and (ii) prorated pursuant to Section 2.7(c).

“Proration Period” has the meaning set forth in Section 2.7(c).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.6.

“R&W Cap” has the meaning set forth in Section 8.6(b).

“R&W Claim Threshold” has the meaning set forth in Section 8.6(a).

“R&W Insurance Policy” means that certain representations and warranties insurance policy to be issued to Buyer in connection with the transactions contemplated by this Agreement pursuant to the terms and conditions hereof.

“Real Property” means, collectively, the Leased Real Property and Owned Real Property.

“Related Agreements” means the Bill of Sale, the Lease Assignment and Assumption Agreement and the Agreement Regarding Distribution Center.

“Related to the Business” means used or held for use primarily in the operation of the Stores or the Business by a Seller.

“Release” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Materials into, under, above, onto or from any indoor or outdoor environmental media, including: (i) the movement of Hazardous Materials through, in, under, above, or from any environmental media located within any building, structure, asset, real property or facility; (ii) the movement of Hazardous Materials off-site from any real property; and (iii) the abandonment or discarding of barrels, tanks, containers or other closed receptacles that contain or previously contained Hazardous Materials.

“Remaining Escrow Amount” means, as of any date of determination, the portion of the Escrow Amount then held by the Escrow Agent for distribution pursuant to the Escrow Agreement, together with all interest earned thereon from time to time.

“Representative” means, when used with respect to a Person, the Person’s controlled Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, stockholders, partners, employees, agents, incorporators, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources.

“Required Consents” has the meaning set forth in Section 7.2(b).

“SEG” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Marks” has the meaning set forth in the definition of Excluded Assets.

“Seller Proration Amount” has the meaning set forth in Section 2.7(d).

“Sellers” has the meaning set forth in the preamble.

“Specific Store Customer Loyalty Data” has the meaning set forth in the definition of Transferred Assets.

“Specified Leases Estoppel Letter” has the meaning set forth in Section 2.5(a)(xiv).

“Specified Leases Letter Agreement” has the meaning set forth in Section 2.5(a)(xiii).

“Statement of Sales End Date” has the meaning set forth in Section 3.13.

“Store” and “Stores” have the meanings set forth in the recitals.

“Subject Store” has the meaning set forth in Section 5.3(e).

“Subsequent Closing” has the meaning set forth in Section 2.4(b).

“Subsidiary” means, with respect to any Person, on any date, any other Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses are, as of such date, owned, controlled or held by such Person or one or more subsidiaries of such Person.

“Supplies” shall mean cleaning supplies (including materials, solutions and waxes), small wares, office supplies, production supplies and any similar items at the Stores that are not labeled or branded with any Seller Marks.

“Survival Period” has the meaning set forth in Section 8.1(a).

“Taking” has the meaning set forth in Section 2.8(b).

“Tax” or “Taxes” means any: (i) United States federal, state, local or foreign income, gross receipts, margin, gross margin, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, escheat, unclaimed property, abandonment, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, documentary, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether disputed or not, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not; (ii) liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” has the meaning set forth in Section 8.4(a).

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Transferred Assets” means, without duplication, all of Sellers’ right, title, and interest in and to all of the assets of Sellers used or held for use primarily in the operation of the Stores, or the Business and (to the extent applicable) located at the Stores, whether now existing or hereafter acquired, including the following:

(a)                                 all Permits of Sellers required and Related to the Business, to the extent assignable to Buyer under applicable Law;

(b)                                 the Furnishings and Equipment owned by Sellers and located at the Stores (other than Excluded Furnishings and Equipment);

(c)                                  the Assumed Leases, together with (to the extent of Sellers’ interest therein) the buildings, fixtures and improvements located on or attached to such real property, and all rights arising therefrom, and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto, subject to the rights of the applicable landlord (including rights to ownership or use of such property) under the Assumed Leases;

(d)                                 the owned real property listed on Section 3.5(a) of the Disclosure Schedule, together with all improvements, fixtures and appurtenances thereto and rights in respect thereof (the “Owned Real Property”);

(e)                                  all rights to the telephone and facsimile lines and numbers of the Stores (to the extent assignable or transferable to Buyer);

(f)                                   all of Sellers’ security deposits, prepaid rent, and prepaid expenses previously paid by Sellers to fulfill Sellers’ obligations under the Assumed Leases and, to the extent transferable, other deposits Related to the Business (the “Prepaid Expenses”);

(g)                                  to the extent permitted by applicable Law and the Sellers’ privacy policies, the names and contact information of individual Persons who are members of the Sellers’ customer loyalty program with respect to each Store to the extent that such Person has entered into a transaction subject to the customer loyalty program at such Store within the six (6) month period prior to the Applicable Closing (“Specific Store Customer Loyalty Data”);

(h)                                 all books and records Related to the Business (whether in electronic form or otherwise), including, all books of account, ledgers, financial and accounting records, keys, compliance records, parts lists, manuals, plans (including construction plans, utility plans, fixture plans, floor layout plans and other plans), surveys, blueprints and drawings, all manuals and service and maintenance records and copies of personnel files of the Hired Employees; and

(i)                                     to the extent assignable or transferable, all warranties related to any of the foregoing.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Trigger Date” means the later to occur of (a) the Last Closing Date, and (b)  the date of the closing under the Agreement Regarding Distribution Center, if such closing occurs.

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1989 and any similar state or local Law.

Section 1.2                                    Interpretations.  Unless otherwise indicated herein to the contrary:

(a)                                 When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause or subclause of this Agreement.

(b)                                 The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)                                 The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e)                                  The use of “or” herein is not intended to be exclusive.

(f)                                   The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g)                                  All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h)                                 References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References herein to a Person are also to its successors and permitted assigns.  Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. References from or through any date means, unless otherwise specified, from and including or through and including such date, respectively.

(i)                                     Any reference herein to “Dollars” or “$” shall mean United States dollars.

(j)                                    The specification of any dollar amount in the representations, warranties, or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer shall not use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item, or matter is or is not material.

(k)                                 References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer or its Representatives in the data room prepared by Sellers or provided to Buyer or its Representatives in response to requests for materials or information, but excludes any materials or information furnished to Buyer’s Representatives on an “outside counsel only basis” under the Common Interest Agreement dated October 2, 2019, between Food Lion, LLC, SEG, Hunton Andrews Kurth LLP, Wilson Sonsini Goodrich & Rosati and Norton Rose Fulbright US LLP (the “Common Interest Agreement”).

(l)                                     References to “days” shall refer to calendar days unless Business Days are specified. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

ARTICLE II
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of Transferred Assets.  On the terms and subject to the conditions set forth in this Agreement, at each Applicable Closing, Buyer will purchase from Sellers, and Sellers will sell, transfer, assign, convey, and deliver to Buyer, all of the Transferred Assets, free and clear of all Liens (other than Permitted Liens) in accordance with this Agreement.

Section 2.2                                    Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, Buyer shall, effective as of the Applicable Closing, assume all Assumed Liabilities. Buyer agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof.

Section 2.3                                    Consideration.

(a)                                 The consideration for the Transferred Assets shall be (i) an aggregate Dollar amount equal to the sum of (A) $[***], as it may be adjusted pursuant to Section 2.3(d) (the “Base Purchase Price”), plus (B) the amount of the Prepaid Expenses (the “Prepaid Expenses Amount”), plus (C) the Seller Proration Amount, if any, minus (D) the Buyer Proration Amount, if any, minus (E) the premium (including all associated fees and taxes) for the R&W Insurance Policy, in an aggregate amount not to exceed $[***] (such calculation, the “Purchase Price”) and (ii) Buyer’s assumption of the Assumed Liabilities. An amount equal to the Purchase Price for the Applicable Closing less, in connection with the Initial Closing, the Escrow Amount (the “Cash Consideration”) shall be allocated among each of the Closings as set forth in Exhibit B hereto and paid to Sellers in accordance with this Section 2.3 (each, a “Closing Cash Payment”).

(b)                                 At the Initial Closing, Buyer shall: (i) pay or cause to be paid to Sellers, by wire transfer of immediately available funds to a bank account designated by Sellers, the applicable Closing Cash Payment; and (ii) pursuant to the terms of an escrow agreement by and among Buyer, Sellers and the Escrow Agent in the form of Exhibit C (the “Escrow Agreement”), deposit into an escrow account (the “Escrow Account”) with the Escrow Agent an amount equal to the Escrow Amount by wire transfer of immediately available funds, in accordance with the Escrow

Agreement, to secure Sellers’ continuing obligations, covenants, agreements and liabilities under this Agreement and the Related Agreements, including Sellers’ obligations under Article VIII. The Escrow Amount shall be disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement.

(c)                                  At each Applicable Closing, Buyer shall pay or cause to be paid to Sellers, by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by Sellers, an amount equal to the applicable Closing Cash Payment for such Applicable Closing Date.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, in the event that Buyer exercises its right to exclude any of the Stores identified in Exhibit D pursuant to Section 2.8(a), Section 2.8(b), or Section 5.3(d), then this Agreement shall be automatically amended to give effect to the following: (i) such Store(s), and all Transferred Assets related to such Store(s), as applicable, shall be excluded from the Transferred Assets, (ii) all Assumed Liabilities related to such Store(s), as applicable, shall be excluded from the Assumed Liabilities, and (iii) the Base Purchase Price, the Cash Consideration, and applicable Closing Cash Payment(s) shall be reduced by an aggregate amount equal to the sum of the Per-Store Purchase Price for each such Store, as applicable.

Section 2.4                                    Closing.  The Closings of the transactions contemplated by this Agreement shall take place as follows:

(a)                                 The first Closing (the “Initial Closing”) shall take place as soon as reasonably practicable, and in no event later than five (5) Business Days, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VII applicable to the Initial Closing (other than those conditions that by their nature are to be satisfied at such Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement (the “Initial Closing Date”) (provided that the Parties intend for the Initial Closing Date to be no sooner than January 15, 2021 and no later than January 22, 2021).

(b)                                 Each subsequent Closing (each, a “Subsequent Closing”) will take place on the Applicable Closing Date set forth on Exhibit B; provided that all of the conditions set forth in Article VII applicable to such Subsequent Closings (other than those conditions that by their nature are to be satisfied at such Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement. Notwithstanding the foregoing, Sellers may, subject to Buyer’s prior consent (not to be unreasonably withheld, conditioned or delayed), reschedule the Closing of a particular Store to a subsequent Applicable Closing Date in the event that the Parties are unable to satisfy the conditions applicable to such Store set forth in Section 7.1 and Section 7.2 (other than Section 7.2(a), Section 7.2(c) and Section 7.2(e)) by the then-scheduled Applicable Closing Date by providing notice to Buyer no later than three (3) Business Days prior to the scheduled Applicable Closing Date.

(c)                                  Each Closing shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or such other location as shall be mutually agreed upon by Sellers and Buyer).

(d)                                 For purposes of this Agreement and the transactions contemplated hereby, each Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Transferred Assets, shall be deemed to occur at 12:01 am, New York City time, on the Applicable Closing Date.

Section 2.5                                    Closing Payments and Deliveries.

(a)                                 At each Closing, Sellers will deliver or cause to be delivered to Buyer the following:

(i)                                     a duly executed Bill of Sale substantially in the form of Exhibit E (the “Bill of Sale”) for each of the Stores and the Transferred Assets at each such Store location being acquired at the Applicable Closing;

(ii)                                  a duly executed Assignment and Assumption of Leases substantially in the form of Exhibit F (the “Lease Assignment and Assumption Agreement”) for the Assumed Leases being acquired at the Applicable Closing;

(iii)                               a duly executed certificate from an officer of each Seller to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(c) is satisfied;

(iv)                              a duly executed consent to assignment from the landlord and any other third party with respect to each Assumed Lease for which such consent is required as identified on Section 3.5(b)(vi) of the Disclosure Schedule;

(v)                                 a fully-executed Estoppel Certificate from each Estoppel Party, dated not more than thirty (30) days prior to the Applicable closing Date;

(vi)                              evidence of consent of the U.S. Environmental Protection Agency to the transfer of those Furnishings and Equipment subject to the EPA Consent Decree;

(vii)                           with respect to each parcel of Owned Real Property transferred at such Closing, a general warranty deed in form and substance reasonably satisfactory to Buyer (each a “Deed”) and duly executed and notarized by Sellers;

(viii)                        any and all documentation in Sellers’ possession reasonably requested by Buyer and any and all documentation reasonably and customarily required by a nationally recognized title company issuing title insurance for the applicable Owned Real Property and the Leased Real Property, including any and all owner’s affidavits, affidavits of non-foreign status, GAP affidavits, survey certifications with respect to existing surveys, tax affidavits, certificates of good standing and due authorization and articles of incorporation, and any other documentation reasonably and customarily required by the title company to remove the standard exceptions and other exceptions excluding Permitted Liens from each title policy (whether or not such title insurance policies are purchased);

(ix)                              notice letters to all tenants and subtenants of the applicable Owned Real Property and Leased Real Property, as applicable, confirming the sale under this

Agreement, together with evidence of the termination of all subleases constituting Excluded Assets hereunder;

(x)                                 the paper lease file for each Leased Real Property in Sellers’ possession (or its equivalent for each Owned Real Property) along with Seller’s certification that such file is a true, correct and complete file for such location;

(xi)                              an assignment of Sellers’ right, title and interest, if any, in any warranties related to the applicable Leased Real Property or Owned Real Property to the extent such warranties are transferable, together with true and complete copies of such warranties;

(xii)                           (1) all tax clearance certificates and other certificates and documents necessary to establish Sellers’ compliance with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer or similar Laws of the states of North Carolina, South Carolina and Georgia in connection with the transactions contemplated by this Agreement (all showing that all applicable taxes have been paid or that none are due and owing), and (2) such other evidence as Buyer may reasonably request to evidence Sellers’ compliance with the Tax laws of each state in which the Transferred Assets are located and each other jurisdiction in which Seller files any Tax Return, or to determine the amount of withholding required to avoid successor liability in accordance with such states’ applicable tax clearance procedures;

(xiii)                        a duly executed Specified Leases Letter Agreement in the form of Exhibit G (the “Specified Leases Letter Agreement”) for each of the Stores identified on Exhibit G-1 being acquired at the Applicable Closing;

(xiv)                       a duly executed Specified Leases Estoppel Letter in the form of Exhibit H (the “Specified Leases Estoppel Letter”) for each of the Stores identified on Exhibit G-1 being acquired at the Applicable Closing;

(xv)                          a duly executed and recorded Notice of Lease substantially in the form of Exhibit I (the “Notice of Lease”) for the applicable Leased Real Property being acquired at the Applicable Closing to the extent, with respect to the applicable Leased Real Property, if (1) a Notice of Lease is not previously of record with regard to the Leased Real Property or (2) the recording of a Notice of Lease is reasonably and customarily required by a nationally recognized title company when issuing title insurance; and

(xvi)                       such other customary instruments of transfer, instruments of assumption, filings or documents, in form and substance reasonably satisfactory to Buyer as Buyer may reasonably request.

At the Initial Closing, in addition to the foregoing deliverables, Sellers will deliver or cause to be delivered to Buyer (A) an executed certificate of non-foreign status from each Seller in compliance with Treasury Regulations Section 1.1445-2 and (B) the Escrow Agreement, duly executed by Sellers.

(b)                                 At each Closing, Buyer will deliver or cause to be delivered to Sellers the following:

(i)                                     the applicable Closing Cash Payment, by wire transfer of immediately available funds, to an account or accounts as directed by Sellers;

(ii)                                  the applicable Bill of Sale duly executed by Buyer;

(iii)                               the applicable Lease Assignment and Assumption Agreement duly executed by Buyer;

(iv)                              a duly executed certificate from an officer of Buyer to the effect that each of the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied;

(v)                                 a Specified Leases Letter Agreement duly executed by Koninklijke Ahold Delhaize N.V. (f/k/a Koninklijke Ahold N.V.) and Ahold U.S.A., Inc. for each of the Stores identified on Exhibit G-1 being acquired at the Applicable Closing; and

(vi)                              such other customary instruments of transfer, instruments of assumption, filings or documents, in form and substance reasonably satisfactory to Sellers as Sellers may reasonably request.

(c)                                  At the Initial Closing, in addition to the foregoing deliverables, Sellers will deliver or cause to be delivered to Buyer the Escrow Agreement, duly executed by Buyer.

Section 2.6                                    Allocation.  Buyer and Sellers agree to allocate the Purchase Price (as finally determined hereunder), the Assumed Liabilities, and all other relevant items among the Transferred Assets in accordance with section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Principles”).  No later than [***] days after the Last Closing Date, Buyer shall deliver to Sellers an allocation of the Purchase Price and the Assumed Liabilities (and all other relevant items) as of the Last Closing Date among the Transferred Assets in a manner consistent with the Allocation Principles (the “Purchase Price Allocation”) for Sellers’ review and comment.  If Sellers agree in writing with the Purchase Price Allocation or fail to provide comments to the Purchase Price Allocation within [***] days following receipt thereof from Buyer, the Purchase Price Allocation shall be conclusive and binding on the Parties.  If Sellers disagree with any aspect of the proposed Purchase Price Allocation, Sellers shall notify Buyer in writing within [***] days of the delivery of the Purchase Price Allocation.  Buyer and Sellers shall use commercially reasonable efforts to resolve any objection by Sellers to the proposed Purchase Price Allocation.  If the Parties are unable to agree on the Purchase Price Allocation after good faith consultation, the matters in dispute shall be referred for resolution a nationally recognized independent accounting firm reasonably acceptable to Sellers and Buyer (in either case, the “Independent Accounting Firm”), the expenses (including engagement fees) of which shall be borne equally by Buyer, on the one hand, and Sellers collectively, on the other hand.  The Independent Accounting Firm shall resolve any disputed matters as promptly as practicable, and the Independent Accounting Firm’s decision with respect to any such matter shall be conclusive and binding on the Parties.  None of the Parties will take any position inconsistent with the Purchase Price Allocation on any Tax Return or in any audit or Tax proceeding, in each case, unless otherwise required by applicable Law or by a final determination by a Governmental

Authority.  If the Purchase Price is adjusted in any manner as provided in this Agreement, such adjustment shall be allocated as mutually agreed by the Parties to reflect such adjustments to the consideration paid pursuant to this Agreement in the manner provided in this Section 2.6.  Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 2.6 shall survive the Closings without limitation.

Section 2.7                                    Proration.

(a)                                 On each Applicable Closing Date all monthly payments for the month in which the Applicable Closing occurs (including base rent, common area maintenance fees, and utility charges) under the Assumed Leases transferred at the Applicable Closing (the “Monthly Prorated Charges”) shall be apportioned and prorated between Sellers and Buyer as of the Applicable Closing Date with (i) the Buyer bearing the expense of Buyer’s proportionate share of such Monthly Prorated Charges that shall be equal to the product obtained by multiplying (A) a fraction, the numerator being the amount of the Monthly Prorated Charges under the applicable Assumed Lease and the denominator being the total number of days in the lease month in which the Applicable Closing occurs, times (B)  the number of days in such lease month following the day that immediately precedes the Applicable Closing Date, and (ii) Sellers bearing the remaining portion of such Monthly Prorated Charges.  Any rental or other payments under any third party leases or subleases transferred to Buyer at the Applicable Closing shall be prorated as of such Applicable Closing Date on a per diem basis based on the number of days included in the period covered by such payments that fall prior to such Applicable Closing Date (which shall be allocated to Seller) or from an after such Applicable Closing Date (which shall be allocated to Buyer).

(b)                                 As to all non-monthly real estate related payments, the same shall be apportioned between Sellers and Buyer as of 12:01 a.m. on the Applicable Closing Date.  If any amounts are payable in installments, all installments due through such Closing together with the accrued but unpaid portion of any other installments not yet due as of such Closing shall be prorated based on the periods of time covered by such installments occurring before and after such Applicable Closing Date.

(c)                                  (i) Real estate Taxes and assessments and (ii) other Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Transferred Assets for the Tax period in which the Applicable Closing occurs (the “Proration Period”), shall be apportioned and prorated between Sellers and Buyer as of the Applicable Closing Date with Buyer bearing the expense of Buyer’s proportionate share of such Taxes that shall be equal to the product obtained by multiplying (A) a fraction, the numerator being the amount of the Taxes and the denominator being the total number of days in the Proration Period, times (B) the number of days in the Proration Period following the Applicable Closing Date, and Sellers bearing the remaining portion of such Taxes. If the Applicable Closing shall occur before a new real estate or personal property Tax rate is fixed for the applicable property, or if the amount of any such Tax cannot be ascertained on the Applicable Closing Date, apportionment and proration of Taxes for such property at such Closing shall be upon the basis of the old Tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new Tax rate is fixed, the apportionment of Taxes shall be recomputed by the Parties and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at the Applicable Closing shall be promptly corrected and the proper party reimbursed within thirty (30) days following such recomputation.

(d)                                 The net amount of all Prorated Charges under Section 2.7(a), Section 2.7(b) and Section 2.7(c) shall be reduced, including below zero, by the amount of any such Prorated Charges that were paid by Sellers prior to the Closings (the “Net Prorated Charges”). To the extent that the Net Prorated Charges is a positive number (i.e., Sellers have not paid the entirety of its Net Prorated Charges) such amount shall be referred to as the “Buyer Proration Amount” and if a negative number (i.e., Sellers have paid more than its Net Prorated Charges) the “Seller Proration Amount”. Except as set forth in this Section 2.7, no amounts paid or payable under or in respect of any Transferred Assets or group of Transferred Assets shall be apportioned and prorated between Sellers and Buyer.

(e)                                  Subject to the last two sentences of Section 2.7(c), if any of the items subject to apportionment under the foregoing provisions cannot be apportioned at the Applicable Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Applicable Closing are discovered subsequent to such Closing, such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Applicable Closing Date (and for a period of [***] days thereafter) and the proper party reimbursed.

Section 2.8                                    Casualty and Condemnation.

(a)                                 If, during the period beginning on the date hereof and ending on the Applicable Closing Date, any Transferred Assets or any Stores, are damaged or destroyed, by fire or other casualty, then Sellers shall promptly notify Buyer, and Sellers shall promptly repair, replace and restore, or in the case of the Leases, cause the applicable landlord or other appropriate party to promptly repair, replace and restore the same to substantially the condition thereof existing immediately prior to such damage or destruction. In the event that such repair, replacement and restoration has not been completed in accordance with the preceding sentence prior to the Applicable Closing, then the Applicable Closing for such affected Store shall be postponed until such repair, replacement or restoration has been completed. Notwithstanding the foregoing, if (i) the estimated cost of repairs shall exceed $[***], as reasonably determined by Sellers, (ii) the repairs are not reasonably expected to be completed within [***] days, and (iii) the Store cannot be operated in the Ordinary Course of Business without disruption to customers during repairs, then Sellers shall as soon as reasonably possible following the occurrence of the destruction or damage, deliver a written notice to Buyer that is accompanied by an estimate prepared by Sellers’ architect or general contractor describing in reasonable detail the estimated time and cost to complete the repair or restoration. Within [***] days of its receipt from Sellers of such written notice and estimate, Buyer may in its sole discretion (1) elect to postpone the Applicable Closing for the affected Store until such repair, replacement or restoration has been completed or (2) in lieu of the foregoing repair, replace and restore obligation of Sellers, (A) terminate this Agreement as to such Store (and this Agreement will be amended in accordance with Section 2.3(d)), without further recourse to the Parties hereto, assuming that other Stores remain under this Agreement, or, if no Stores remain, the Agreement shall terminate, or (B) elect to proceed with the Applicable Closing with respect to such Store, in which case Buyer will receive an assignment of all insurance proceeds and other payments received by Sellers in connection with such damage, together with an assignment of all of Sellers’ rights to claims in accordance with the applicable Lease, and all business interruption insurance proceeds for post-Closing business and all other insurance proceeds recoverable by Sellers in connection therewith to the extent such assignment is permitted under the terms of the applicable Leases and/or insurance policies, and only as and to the extent such policies are carried by Sellers.

(b)                                 If any portion of any of the Stores (or any Transferred Assets thereon) shall be the subject of a condemnation or taking by eminent domain or otherwise by any Governmental Authority or by deed in lieu thereof which reasonably impairs the value of the Store being operated in the Ordinary Course of Business (a “Taking”) prior to the Applicable Closing Date, then Buyer may, in its sole discretion, terminate this Agreement as to such Store (and this Agreement will be amended in accordance with Section 2.3(d)), without further recourse to the Parties hereto, assuming that other Stores remain under this Agreement, or, if no Stores remain, the Agreement shall terminate. If Buyer elects to proceed with the Applicable Closing, then (A) there will be deducted from the applicable Closing Cash Payment an amount equal to all condemnation awards or other payments or awards received by Seller (subject to applicable Lease provisions) in connection with such Taking and all insurance proceeds recovered by Sellers in connection therewith (if any, and only to the extent not properly applied to restoration as required under the applicable Leases) and (B) Buyer will receive an assignment of all condemnation awards or other payments or awards not yet received by Sellers in connection with such Taking (subject to applicable Lease provisions), together with an assignment of all of Sellers’ rights to claims in accordance with the applicable Lease for such condemnation awards, and all business interruption insurance proceeds for post-Closing business and all other insurance proceeds recoverable by Sellers in connection therewith to the extent such assignment is permitted under the terms of the applicable Leases and/or insurance policies, and only as and to the extent such policies are carried by Sellers.

(c)                                  The foregoing shall represent Buyer’s sole and exclusive rights and recourse with respect to an event described in this Section 2.8. For the avoidance of doubt, the foregoing shall be subject to any rights of the applicable landlord or its lender(s) as to any affected Store.

Section 2.9                                    Withholding Tax.  Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the amounts otherwise payable to Sellers (or any other Person) pursuant to this Agreement any amounts required to be withheld or deducted under applicable Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from any recipients of payments hereunder.  In the event that any amount is so deducted, withheld, and paid over to the appropriate Tax authority, such amount will be treated for all purposes of this Agreement as having been paid to the Person who would have otherwise been entitled to receive such amount.

ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).

Section 3.1                                    Organization; Good Standing and Qualification.  Each Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation, as applicable, and has all requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business, as now being conducted, except where the failure to be so organized, existing, or in good standing or have such power and authority would not reasonably be expected to have a Material Adverse Effect.

Section 3.2                                    Authorization of Transaction.  Each Seller has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which each Seller is a party have been duly authorized by such Seller and no other corporate or other proceedings on the part of such Seller, its board of directors or its shareholders or members, as applicable, is required to authorize this Agreement or any of the documents or instruments contemplated hereby or for such Seller to consummate the transactions contemplated hereby or thereby. Upon due execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.3                                    Title to, Condition and Sufficiency of Transferred Assets.

(a)                                 Sellers have good title to all of the Transferred Assets, including marketable leasehold title to the Assumed Leases and marketable fee title to the Owned Real Property, free and clear of any Liens except (i) those that will be released on or before the Applicable Closing Date and (ii) Permitted Liens. There are no leasehold interests, subleasehold interests, licenses or other rights in favor of a third party to use any portion of the Transferred Assets (other than Permitted Liens) that will survive the Closings, except as may be provided in the Leases. At the Applicable Closing, Sellers will convey to Buyer good title to all properties, assets and leasehold estates, tangible and intangible, constituting the Transferred Assets, free and clear of all Liens, other than Permitted Liens.

(b)                                 There exists no condition, restriction or reservation affecting the utility of any of the Transferred Assets that would prevent Buyer from using the Transferred Assets, or any part thereof, to the same extent that Sellers might continue to do so if the transactions contemplated by this Agreement do not take place.  The Transferred Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Transferred Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.4                                    No Conflict; Government Filings.

(a)                                 Except as set forth on Section 3.4(a) of the Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II), do not and will not (with or without the giving of notice, lapse of time, or both) conflict with, contravene, result in a violation or breach of, result in a default under, or give rise to a right of acceleration, amendment, cancellation, modification, termination or vesting under (i) the organizational documents of any Seller, (ii) any Law or Decree to which any Seller is subject in respect of the Transferred Assets, (iii) any material Contract or material Permit to which any Seller is a party or to which any of the Transferred Assets is subject, or (iv) cause the suspension, revocation or modification of any material Permit related to the Transferred Assets, except in the case of clauses (ii) or (iii), as would not reasonably be expected, individually or in the aggregate, to be material to the Business or any of the Stores.

(b)                                 Except as set forth on Section 3.4(b) of the Disclosure Schedule, other than the applicable requirements of the HSR Act, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, consent or approval would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay any Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 3.5                                    Real Property.

(a)                                 Section 3.5(a) of the Disclosure Schedule sets forth a true and complete list and brief description of all Owned Real Property. Sellers own and hold good, valid and marketable title to the Owned Real Property, free and clear of any and all Liens, except for Permitted Liens.

(b)                                 Section 3.5(b) of the Disclosure Schedule sets forth a true and complete list and brief description of all Leased Real Property and a list of all Assumed Leases and all amendments thereto. Sellers have made available to Buyer a true and complete copy of each Assumed Lease. With respect to each Assumed Lease (i) such Assumed Lease constitutes the valid and legally binding obligation of each Seller party thereto and, the counterparty thereto, enforceable against such Seller and, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, (ii) neither such Seller nor the counterparty thereto is in breach or default under such Assumed Lease, and, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Assumed Lease, (iii) the Sellers’ possession and quiet enjoyment of each Leased Real Property has not been disturbed, (iv) no security deposit or portion thereof has been applied in respect of a breach or default under any of the Assumed Leases for the Leased Real Property that has not been redeposited in full, and there are no disputes with respect to any Assumed Leases, (v) Sellers have not collaterally assigned or granted any security interest in any of the Assumed Leases or any interest therein, and (vi) no consent or prior approval is required of any landlord or other party to any Assumed Lease in connection with the transfer, assignment and assumption of the Assumed Leases contemplated by this Agreement other than those listed on Section 3.5(b)(vi) of the Disclosure Schedule.

(c)                                  Except as set forth on Section 3.5(c) of the Disclosure Schedule, (i) no Seller leased any portion of the Owned Real Property or assigned or subleased any of the Assumed Leases and there are no third parties in possession of all or any portion of the Leased Real Property and (ii) no Seller is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person other than Buyer. Sellers have made available to Buyer true, correct and complete copies of third party leases, subleases, license agreement or similar occupancy agreements affecting the Owned Real Property and the Leased Real Property to the extent in Sellers’ possession.

(d)                                 There are no material violations of any applicable Laws (including OSHA, building codes, zoning codes, and other land use Laws) related to the Stores. The Owned Real Property and the Leased Real Property and the Sellers’ current occupancy and use thereof does not violate in any material respect any applicable Law (including, without limitation, any zoning, building or land use Laws applicable to the Real Property), Order, Permit or Lien, and Sellers have not received any notices of any violation of Law (including, any zoning, building or land use Laws applicable to the Real Property), Order, or Permit.

(e)                                  The Owned Real Property and the Leased Real Property (i) are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Owned Real Property or the Leased Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and (ii) are supplied with reliable and adequate utilities and other services (both in quantity and quality) necessary for the current occupancy and use of thereof.

(f)                                   All Stores are located within the boundaries of the Real Property and do not encroach onto or over any setback line or other Lien that prohibits such encroachment.

(g)                                  Except as set forth on Section 3.5(g) of the Disclosure Schedule, no Seller has received notice from any third party, including, any adjacent or nearby property owner, related to any dispute or disagreement in connection with the Real Property.

(h)                                 The Owned Real Property and the Leased Real Property either (i) are freely accessible directly from public streets, or (ii) use adjoining private land to access the same in accordance with valid, permanent, irrevocable and appurtenant easements benefitting such land.  There is no agreement, contract or physical condition that would result in the termination or impairment of such access, and such access is sufficient for the use of the Owned Real Property and the Leased Real Property as currently conducted by Sellers.

(i)                                     Sellers do not owe nor will they owe in the future (in connection with the activities of Sellers prior to the Closings) any brokerage commissions or finders’ fees with respect to the Owned Real Property or the Leased Real Property, other than those described in Section 3.7.

(j)                                    There is no condemnation, expropriation, eminent domain action or any Proceeding of any kind pending or threatened in writing against the Owned Real Property or the Leased Real Property, or any portion thereof.

(k)                                 No Lien materially and adversely affects the current occupancy or use of the Real Property or the current operation of Sellers’ business on, in or about the Real Property.  Sellers are in compliance, in all material respects, with all Liens encumbering the Real Property.

(l)                                     Sellers have provided to Buyer true and complete copies of the following to the extent in Sellers’ possession: (i) all certificates of occupancy and other material permits, variances, applications, documents certifying the payment of any applicable real estate tax, other approvals and licenses for all or any part of the Owned Real Property and the Leased Real Property; (ii) all policies of title insurance on the Owned Real Property and the Leased Real Property; (iii) any property conditions reports related to the Owned Real Property and the Leased Real Property; (iv) the most recent survey or surveys relating to the Owned Real Property and the Leased Real Property; (v) any zoning reports or confirmation letters relating to the Owned Real Property and the Leased Real Property; and (vi) copies of all easements, covenants, conditions, restrictions and other encumbrances with respect to the Owned Real Property and the Leased Real Property.  Nothing contained in any document of the nature referred to in this clause (l) or in the last sentence of Section 3.5(c) that is not in Sellers’ files and possession (and therefore not delivered to Buyer) will adversely affect Buyer or Buyer’s ownership, use, possession or quiet enjoyment of the Real Property.

Section 3.6                                    Proceedings; Decrees.  Except as set forth in Section 3.6 of the Disclosure Schedule, as of the date of this Agreement and on the Applicable Closing Date, there is no Proceeding pending or, to the Knowledge of Sellers, threatened that (a) would reasonably be expected to have a Material Adverse Effect, (b) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby, or (c) by any Governmental Authority investigating whether this Agreement or the consummation of the transactions contemplated hereby violates any Antitrust Law.  Except as set forth in Section 3.6 of the Disclosure Schedule, no Seller is subject to any outstanding Decree that would (i) reasonably be expected to have a Material Adverse Effect or (ii) prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby or perform in any material respect its obligations hereunder.

Section 3.7                                    Brokers’ Fees.  Other than the fees and expenses payable to Deutsche Bank Securities Inc. and PJ Solomon, L.P. (and/or its affiliate PJ Solomon Securities, LLC) in connection with the transactions contemplated hereby, which shall be borne by Sellers, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer could become liable or obligated to pay.

Section 3.8                                    Taxes.

(a)                                 Sellers (with respect to the Business and the Transferred Assets) have timely filed all income and other material Tax Returns required to be filed with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers), and all Taxes due and owing by Sellers with respect to the Business and the Transferred Assets have been timely paid to the appropriate Tax authorities (whether or not shown on any such Tax Return).

(b)                                 Sellers (with respect to the Business and the Transferred Assets) have withheld and timely paid over to the appropriate Tax authority (or is properly holding for such payment) all Taxes required by Law to be withheld and paid in connection with amounts owing to any employee or independent contractor.

(c)                                  No written claim or, to the Knowledge of Sellers, any non-written claim, in respect of any Taxes relating to the Transferred Assets or the Business has been made by a Tax authority to Sellers.  No claim has been made by any Tax authority in a jurisdiction where Sellers do not file Tax Returns that a Seller is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction.

(d)                                 Sellers have not consummated or participated in any “reportable transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).

(e)                                  None of the Transferred Assets is (i) subject to a “safe harbor lease” under former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, subject to Code Section 168(g)(1)(A), “tax-exempt use property” within the meaning of Code Section 168(h), or “tax-exempt bond financed property” within the meaning of Code Section 168(g)(5), (ii) subject to a disqualified leaseback or long-term agreement as defined in Code Section 467, (iii) directly or indirectly securing any debt the interest on which is tax-exempt under Code Section 103(a), (iv) an interest in a partnership (including any entity treated as a partnership for federal income tax purposes), (v) an interest in a corporation (including any entity treated as an association taxable as a corporation for federal income tax purposes), or (vi) an interest in an entity treated as a disregarded entity for federal income tax purposes (within the meaning of Treasury Regulations Section 301.7701-3).

(f)                                   There are no Liens for Taxes (other than Permitted Liens) on or encumbering any of the Transferred Assets.

(g)                                  Notwithstanding anything in this Agreement to the contrary, the representations and warranties made in Section 3.9 and in this Section 3.8 are the sole and exclusive representations and warranties made by Sellers regarding Taxes.

Section 3.9                                    Employee Benefits.

(a)                                 Section 3.9 of the Disclosure Schedule lists all material “employee benefit plans,” as defined in section 3(3) of ERISA, and all other material employee benefit plans or arrangements, whether written or unwritten (other than governmental plans and statutorily required benefit arrangements), including bonus or incentive plans, deferred compensation arrangements, employment agreements, retention, severance pay, sick leave, vacation pay, disability, medical insurance (or self-insured arrangements), life insurance, and other welfare benefits maintained or contributed to, or required to be contributed to, by Sellers and their Subsidiaries with respect to Employees (the “Employee Benefit Plans”).

(b)                                 Each of the Employee Benefit Plans sponsored by Sellers and its Subsidiaries that is intended to qualify under section 401(a) of the Code has been determined in writing by the IRS to be so qualified, and, to the Knowledge of Sellers, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.

(c)                                  Except as set forth on Section 3.9(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will (i) entitle any Employee to any compensation or benefit (or increase thereto) or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits with respect to any Employee.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone with or in conjunction with any other event) result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to any shareholder, employee, consultant or other service provider pursuant to Section 4999 of the Code.

(d)                                 Except as expressly assumed hereunder, Buyer shall not, by virtue of the consummation of the transactions contemplated hereby, incur Liability under, or with respect to, any Employee Benefit Plan.

Section 3.10                             Environmental Matters.

(a)                                 Except as disclosed on Section 3.10 of the Disclosure Schedule:

(i)                                     (A) Sellers with respect to the Business are in compliance with applicable Environmental Laws and the EPA Consent Decree, which compliance includes obtaining, maintaining and complying with Environmental Permits, and (B) there are no circumstances or environmental conditions with respect to the Business, the Real Property or the Transferred Assets that (1) form or could reasonably be expected to form the basis of any material claim, violation, action or Decree under any applicable Environmental Law against Sellers or the Business, or (2) cause or could reasonably be expected to cause the Business, the Real Property or the Transferred Assets to be subject to any material Encumbrances or restrictions on ownership, occupancy, use, operation or transferability under any applicable Environmental Laws;

(ii)                                  there are no Proceedings pending or, to the Knowledge of Sellers, threatened against Sellers with respect to the Business alleging that Sellers have violated, are violating, or are responsible for a Liability under Environmental Laws;

(iii)                               there is no outstanding Decree entered into or issued by any Governmental Authority which regulates, obligates or binds Sellers with respect to the Business or the Transferred Assets under Environmental Laws, except for the EPA Consent Decree;

(iv)                              there has not been at any time any (A) off-site shipment from the Real Property of any Hazardous Materials by Sellers or any predecessor that currently gives rise to, or could reasonably be expected to give rise to, liabilities or obligations under Environmental Laws or (B) landfill, underground or aboveground storage tanks, underground piping, surface impoundments, Hazardous Material disposal areas or friable asbestos material on, under, at or in any way affecting the Real Property or any Transferred Assets that currently gives rise to, or could reasonably be expected to give rise to, liabilities or obligations under any Environmental Laws;

(v)                                 there is no existing contamination by, and there has not been any Release of any Hazardous Materials on, at, under or around the Real Property in concentrations greater than those allowed under Environmental Laws resulting from or relating in any way to the operation of the Business by Sellers or, to the Knowledge of the Sellers, by any other Person;

(vi)                              Sellers have not received from any Person any notice (whether written or oral) of alleged, actual or potential responsibility for, or any demand, claim, cause of action, inquiry or investigation regarding any Release or threatened Release of any Hazardous Materials affecting or relating to the Real Property and, to the Knowledge of the Sellers, there are no environmental conditions at the Transferred Assets that could reasonably be expected to lead to any such notices, demands, claims, causes of action, inquiries or investigations against the Sellers with respect to the Business;

(vii)                           Sellers have not agreed to indemnify or hold harmless any other Person for any violation of Environmental Laws or any Release of Hazardous Materials related to the Business or the Real Property for which the Business or Buyer will be responsible with respect to any pre-Closing period; and

(viii)                        all Hazardous Materials generated by or in connection with the Business by Sellers are and have been handled and disposed of in compliance with all applicable Environmental Laws.

(b)                                 Sellers have made available to Buyer complete copies of all non-privileged environmental audits, assessments, investigations, studies, sampling results, analyses, assessments, tests, reports (including Phase I and Phase II environmental site assessments and environmental assessment letter reports) and other material, non-privileged environmental documents relating to environmental conditions at the Real Property, the Stores that are in their possession.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 3.10, Section 3.11(b) and Section 3.11(c) are the sole and exclusive representations and warranties made regarding environmental matters, including those related to Environmental Laws, Hazardous Materials or Environmental Permits.

Section 3.11                             Compliance with Laws; Permits.

(a)                                 Except as set forth on Section 3.11(a) of the Disclosure Schedule, Sellers are in compliance with all Laws applicable to the Business and the ownership of the Transferred Assets, except where the failure to be in compliance would not reasonably be expected to impair the use or value of the ownership, lease or operation of any Store. Since January 1, 2016, Sellers have not received any written notice of or been charged with the violation of any Laws or Decrees applicable to the Business and the ownership of the Transferred Assets,  There is no pending or, to the Knowledge of Sellers, threatened, action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) regarding the possible material breach or violation of any Laws applicable to the Business and the ownership of the Transferred Assets, except where such violation would not reasonably be expected to be material to the ownership, lease or operation of any Store.

(b)                                 Section 3.11(b) of the Disclosure Schedule sets forth a Store-by-Store list of all  material Permits held or used by Sellers, or otherwise required in connection with or Related to the Business, in each case that are in effect on the date hereof. Sellers are in compliance with all such Permits, and such Permits consist of all Permits which are required for the operation of the Business as presently conducted, in each case, except where such violation would not reasonably be expected to impair the use or value of the ownership, lease or operation of any Store. Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which they are parties.

(c)                                  Sellers are in strict compliance with the EPA Consent Decree.

Section 3.12                             [Intentionally Omitted].

Section 3.13                             Statement of Sales.  The written sales figures for the Stores for the period from December 27, 2018 through December 25, 2019 (the “Statement of Sales End Date”) (a) are set forth on Section 3.13 of the Disclosure Schedule, (b) are complete and correct in all material respects, (c) present fairly in all material respects the sales of each Store for the period specified and (d) have been prepared in good faith using substantially the same accounting methods, practices principles, policies and procedures used in the preparation of such sales figures for prior periods in the Ordinary Course of Business, in each case, in all material respects.

Section 3.14                             Absence of Changes.  Except as contemplated by this Agreement, from the Statement of Sales End Date to the date of this Agreement, (a) Sellers have conducted the Business in the Ordinary Course of Business and (b) there has not occurred any Material Adverse Effect.

Section 3.15                             Indebtedness.  Section 3.15 of the Disclosure Schedule sets forth a complete and correct description, as of the date hereof, of all Indebtedness of Sellers secured by any Transferred Assets or by which any of the Transferred Assets are bound, including the approximate full amounts of such Indebtedness and any accrued and unpaid interest thereon as of a date not more than thirty (30) days prior to the date hereof, which Indebtedness constitutes all of the Indebtedness of Seller or by which any of the Transferred Assets are bound.

Section 3.16                             Employees.

(a)                                 Section 3.16(a) of the Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of all employees of Sellers that are employed at a Store (the “Employees”), including each such employee’s site of employment, position and department, hiring date, and salary or hourly wage rate. As of the Applicable Closing Date, none of the Employees shall have an unpaid balance of unused vacation, sick leave, personal days or any other accrued paid time off as reflected in Sellers’ personnel records, all of which shall have been paid or satisfied by the Sellers in accordance with its practices and policies prior to the Applicable Closing.

(b)                                 The Sellers are in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours, which are in effect as of this Agreement and on the date of each Closing.

(c)                                  There is no labor or employment dispute or claim pending or, to the Knowledge of Sellers, threatened, by any Employee against the Sellers.  There is no unfair labor practice, charge or complaint relating to any of the Employees against Sellers that is pending or, to the Knowledge of the Sellers, threatened before any Governmental Authority.

(d)                                 There is no labor strike or labor disturbance pending or, to the Knowledge of Sellers, threatened, by any Employee against any Seller or any of their Affiliates, nor is any grievance by any Employee currently being asserted.

(e)                                  No Seller is a party to any collective bargaining agreement or other material labor union contract applicable to Employees.

ARTICLE IV
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement.

Section 4.1                                    Organization of Buyer; Good Standing and Qualification.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and has all requisite corporate or similar power and authority to own, lease, and operate its assets and to carry on its business as now being conducted.

Section 4.2                                    Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly authorized by Buyer and no other corporate or other proceedings on the part of Buyer, its board of directors or its shareholders or members, as applicable, is required to authorize this Agreement or any of the documents or instruments contemplated hereby or for Buyer to consummate the transactions contemplated hereby or thereby. This Agreement (assuming due authorization and delivery by Sellers) constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.3                                    No Conflict; Government Filings.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II) will (a) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Buyer, (b) violate any Law or Decree to which Buyer is, or its assets or properties are, subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (b) or (c), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis. Other than the applicable requirements of the HSR Act, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 4.4                                    Proceedings; Decrees.  There is no Proceeding pending or, to the Knowledge of Buyer, threatened in writing that (a) challenges the validity or enforceability of this Agreement (b) seeks to enjoin or prohibit consummation of the transactions contemplated hereby, or (c) by any Governmental Authority investing whether this Agreement or the consummation of the transactions contemplated hereby violates any Antitrust Law. Neither Buyer nor any of its Subsidiaries is subject to any outstanding Decree that would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 4.5                                    Brokers’ Fees.  Buyer has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates could become liable or obligated to pay.

Section 4.6                                    Sufficient Funds; Adequate Assurances.  Buyer has, and upon each Closing will have, immediately available funds sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Buyer in connection with the transactions contemplated hereby.

Section 4.7                                    Buyer Information.  As of the date hereof, Buyer has provided to Sellers true, correct, and complete information relating to the businesses and sales of Buyer and its Subsidiaries and joint ventures upon which Sellers can reasonably determine whether any objections to the transactions contemplated hereby may be credibly asserted under any Antitrust Law.

Section 4.8                                    Disclaimer of Other Representations and Warranties.  Buyer hereby acknowledges that, except for the representations and warranties contained in this Agreement (as modified by the Disclosure Schedule) or in any Related Agreement, neither Sellers nor any other Person shall be deemed to have made, and none of Buyer or its Representatives is relying on, any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any Sellers, any Transferred Assets, any Assumed Liabilities or any other matter.

ARTICLE V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and each Applicable Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1                                    Conduct of the Business Pending the Closings.

(a)                                 Prior to the Applicable Closing, except (i) as set forth on Section 5.1(a) of the Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement or permitted or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller shall:

(i)                                     conduct the Business only in the Ordinary Course of Business;

(ii)                                  preserve the present business operations, organization and goodwill of the Business;

(iii)                               preserve the present relationships with material vendors and suppliers of the Business;

(iv)                              maintain the Transferred Assets and the Stores in normal operating condition and repair, subject to ordinary wear and tear;

(v)                                 maintain in full force and effect insurance policies covering the Transferred Assets in a form and amount consistent with past practice;

(vi)                              maintain and prevent termination or expiration of all Permits used in the Business;

(vii)                           comply with all material Laws regarding the Leased Real Property and Owned Real Property; and

(viii)                        order, purchase and replenish Inventory in the Ordinary Course of Business.

(b)                                 Except (i) as set forth on Section 5.1(b) of the Disclosure Schedule, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), no Seller shall, solely as it relates to the Business or the Transferred Assets:

(i)                                     other than in the Ordinary Course of Business or as required by any Employee Benefit Plan, (A) materially increase the annual level of compensation of any Employee or (B) materially increase the coverage or benefits available under any (or create any new) Employee Benefit Plan;

(ii)                                  sell, transfer, lease, sublease, license, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than a Permitted Lien) upon or otherwise dispose of any of the Transferred Assets, in each case other than the sale of Inventory in the Ordinary Course of Business;

(iii)                               modify, amend, terminate, let lapse or waive any provision of any Assumed Lease;

(iv)                              add or remove any Furnishings and Equipment to or from any Store, other than Furnishings and Equipment which have been replaced by substantially equivalent Furnishings and Equipment in the Ordinary Course of Business;

(v)                                 undertake any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization that is inconsistent with the transactions contemplated by this Agreement;

(vi)                              fail to maintain the books and records with respect to the Transferred Assets in the Ordinary Course of Business;

(vii)                           subject any of the Transferred Assets to any Lien, except for Permitted Liens; or

(viii)                        agree, resolve or commit to do any of the foregoing.

(c)                                  Notwithstanding the foregoing, nothing herein shall restrict the conduct by any Seller of its business relating to the Excluded Assets, including the winding down of Inventory at the Stores in accordance with the provisions of Section 5.10.

Section 5.2                                    Cooperation; Notices and Consents.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(b)                                 Without limiting the generality of the foregoing, no Party shall take any action, or permit any of its Subsidiaries to take any action, to materially diminish the ability of any Party to consummate, or materially delay any Party’s ability to consummate, the transactions contemplated hereby, including any action that is intended or would reasonably be expected to result in any of the conditions to any Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII to not be satisfied.

(c)                                  Prior to each Applicable Closing, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby (including by giving, or causing to be given, any notices to, making any filings with, and using commercially reasonable efforts to obtain all third party consents (including consents to transfer Permits) as are necessary and appropriate to consummate the transactions contemplated hereby). Without limiting the generality of the foregoing:

(i)                                     each Seller shall use its commercially reasonable efforts to obtain the consents set forth on Section 3.4 of the Disclosure Schedule; provided, however, that (x) except as otherwise agreed between the Parties, Sellers shall control all correspondence and negotiations with third parties regarding any such matters (subject to the provisions of Section 5.6(a)), (y) no Seller nor any of their respective Subsidiaries or Affiliates shall be required to pay any consideration therefor or incur any additional obligations with respect thereto and (z) Sellers shall not be obligated to initiate any Proceedings to obtain such consent or approval; and

(ii)                                  Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Sellers in connection with Sellers’s efforts to obtain the consents and Estoppel Certificates as required under this Agreement and agrees to use commercially reasonable efforts to provide, and/or to cause its Affiliates to provide, to Sellers such additional information or documentation or consents (if such consent(s) are requested of Buyer or its Affiliates as a result of their current obligations or privity to an Assumed Lease), as may be reasonably requested or required by the third parties executing such consents and Estoppel Certificates, provided, however, that neither Buyer nor any of its Subsidiaries or Affiliates shall be required to pay any consideration therefor or incur any additional obligations with respect thereto.

Section 5.3                                    Regulatory Approvals.

(a)                                 Subject to the terms and conditions herein, each of Buyer, Sellers and their respective Affiliates shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and in any case, prior to the Outside Date (including the satisfaction, but not waiver, of the conditions precedent set forth in Article VII). Each of Buyer, Sellers and their respective Affiliates shall use their respective commercially reasonable efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including the provision of any notices to and making of any filings with any Governmental Authorities). Each Party shall make an appropriate filing pursuant to the HSR Act within ten (10) Business Days after the date of this Agreement (unless mutually agreed), and shall respond to any inquiries or requests for information and documentary material received from any Governmental Authority in connection with any Proceeding under the Antitrust Laws related to this Agreement. Each Party shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be required or advisable pursuant to Antitrust Laws; provided, that nothing herein shall require Buyer to substantially comply with a “second request” from any applicable Governmental Authority pursuant to Antitrust Laws.

(b)                                 Each Party to this Agreement shall promptly notify the other Parties of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other Parties to review in advance any communication proposed to be made by such Party (or its advisors) to any Governmental Authority, and provide the other Parties with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement. Each Party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 as “outside counsel only” pursuant to the terms of the Common Interest Agreement among the Parties and their respective counsel. No Party to this Agreement shall agree to participate in any meeting or discussion with any Governmental

Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Law, the Parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Law in any relevant jurisdiction. Nothing in this Section 5.3(b) shall be applicable to Tax matters.

(c)                                  Each Party shall consult with the other Party and consider in good faith the views of the other Party prior to entering into any agreement, arrangement, undertaking or understanding (oral or written) with any Governmental Authority relating to any Antitrust Law with respect to this Agreement or the other transactions contemplated hereby; provided, that subject to its undertakings in Section 5.3(a), the final determination as to the appropriate course of action shall be made by Buyer.

(d)                                 The Sellers shall not, but Buyer may if in its good faith judgment it determines (after consulting in advance with the Sellers and in good faith taking the Sellers’ views into account) that the taking of such action would enhance the likelihood of obtaining any necessary clearances under the Antitrust Laws by the Outside Date, extend any waiting period or agree to refile under the HSR Act.

(e)                                  If, at any time following the Parties’ submission of their initial filings to the Federal Trade Commission (the “FTC”) and the Department of Justice as required under the HSR Act, the FTC indicates that the inclusion of a specific Store as a Transferred Asset is likely to materially delay completion of the FTC’s review of the transactions contemplated hereby or is likely to result in the failure of the Parties to obtain clearance under the HSR Act to complete the transactions contemplated hereby (each such Store being a “Subject Store”), then either Sellers or Buyer shall have the right, upon written notice to the other Party, to elect to remove such Subject Store(s) from the Transferred Assets, subject to the consent of the other Party (which consent shall not be unreasonably withheld) and this Agreement shall be amended in accordance with Section 2.3(d) to reflect the removal of any such Subject Store(s). Any Subject Store that has not been so agreed to be removed by the Parties on the date that is [***] calendar days after the date hereof shall be automatically removed as a Transferred Asset hereunder without further action (or consent) by any Party, and this Agreement shall be amended in accordance with Section 2.3(d) to reflect the removal of any such Subject Store(s). In the event that any Subject Store is removed as a Transferred Asset in accordance with the provisions of this Section 5.3(e), Seller (in its sole discretion) may terminate this Agreement if removal of such Store(s) from this Agreement would result in the Base Purchase Price being reduced below $[***] as calculated in accordance with the portion of the Closing Cash Payment allocated to each applicable Store as set forth on Exhibit A.  Buyer agrees that it will not, during the [***] period following the Last Closing Date, acquire from Sellers any Subject Store removed from this Agreement in accordance with this Section 5.3(e) for a purchase price less than the amount arrived at by using the same EBITDA multiple that was applied to such Subject Store in calculating the Per Store Purchase Price for such Subject Store hereunder.

Section 5.4                                    [Intentionally Omitted].

Section 5.5                                    Notice of Developments.  Each Seller and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, in the case of Sellers to the Knowledge of Sellers and, in the case of Buyer to the Knowledge of Buyer, that would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of the Applicable Closing Date, or (b) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.5 shall not (i) be deemed to amend or supplement this Agreement, (ii) cure any breach of, or non-compliance with, any other provision of this Agreement or (iii) limit the remedies available to the Party receiving such notice; provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided under this Section 5.5. The Parties agree that Buyer and Sellers’ respective compliance or failure of compliance with this Section 5.5 shall not be taken into account for purposes of determining whether the conditions referred to in Section 7.1, Section 7.2 or Section 7.3, respectively, shall have been satisfied.

Section 5.6                                    Access; No Contact.

(a)                                 Upon the reasonable request of Buyer, to the extent not otherwise prohibited by applicable Law, Sellers shall permit Buyer and Buyer’s Representatives to have, upon reasonable advance written notice, reasonable access to all premises, properties (including the Stores located thereon), books and records and the Transferred Assets during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of any Seller; provided, however, that, for avoidance of doubt, (i) the foregoing shall not require any Person to waive, or take any action with the effect of waiving, its attorney-client privilege with respect thereto or any confidentiality obligations to which any Seller is bound and (ii) no access shall be granted to assets related to the in-store pharmacies at the Stores. Without Sellers’ prior written consent (not to be unreasonably withheld), Buyer and its Representatives shall not conduct any intrusive sampling or testing of environmental media, such as soil, groundwater or building materials, prior to the Applicable Closing Date.  The auditors and accountants of any Seller or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If reasonably requested by Sellers, Buyer shall enter into a customary and mutually acceptable joint defense agreement with Sellers with respect to any information to be provided to Buyer pursuant to Section 5.3, Section 5.5 and this Section 5.6. Prior to the Applicable Closing, Buyer shall not, and shall cause its Representatives not to, contact any employees (except as permitted in Section 6.3), vendors, customers, suppliers, landlords, or licensors of any Seller in connection with or pertaining to any subject matter of this Agreement except with the prior consent of Sellers, which shall not be unreasonably withheld; provided, that, Sellers agree that Buyer and its designated Representatives may contact landlords of the Leased Real Property after the date hereof for the purpose of seeking landlord required consents, Estoppel Certificates, and other cooperation from such landlords reasonably requested by Buyer in connection with the transactions contemplated hereby if (x) Buyer provides notice to Sellers [***] Business Days prior to such contact and (y) Sellers are given the opportunity to participate in any such discussions with landlords.

(b)                                 Upon reasonable advance notice (with [***] or more Business Days being deemed reasonable advance notice) and so long as such access does not unreasonably interfere with the business operations of Sellers, as reasonably necessary to prepare for the Closings and associated transitions, at least [***] days prior to the Initial Closing, Sellers shall provide Buyer and its Representatives with reasonable access to all Stores to perform the work described in Exhibit J (the “Permitted Work”). Buyer shall indemnify and hold harmless Sellers from and against all liability for damage to, or loss of, any property arising out of the performance of the Permitted Work by Buyer and its Representatives unless caused by the gross negligence or willful misconduct of a Seller or the employees, agents or representatives of any Seller.

Section 5.7                                    Exclusivity.  During the period from the date of this Agreement through the earlier to occur of the Last Closing Date and the termination of this Agreement pursuant to Section 9.1 or Section 9.2, Sellers, their respective Subsidiaries and their respective officers, employees and representatives will not, solicit, initiate or encourage the submission of any proposal or offer from any Person (other than Buyer and its Affiliates and representatives) relating to any acquisition of the Business, the Stores or any of the Transferred Assets, any joint venture or other extraordinary business venture or transaction involving the Business, or any material financing, recapitalization or strategic investment in the Business or any other transaction that is inconsistent with the transactions contemplated by this Agreement.

Section 5.8                                    Bulk Transfer Laws.  Sellers will take all steps (and file all notices, certificates, requests or other documents) necessary or required to fully comply with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer or similar Laws of each jurisdiction in which any Store or Transferred Asset is located in connection with the transactions contemplated by this Agreement.

Section 5.9                                    Furnishings and Equipment.  At least [***] days prior to the Initial Closing, Sellers shall provide to Buyer a register of all Furnishings and Equipment owned by Sellers and located at the Stores as of the Sellers’ most recent monthly accounting period for which the Sellers’ books have been closed.

Section 5.10                             Wind-Down of Stores; Removal of Excluded Assets.

(a)                                 During the [***] period in advance of the day prior to the Applicable Closing ([***] in respect of private label merchandise and general merchandise, and [***] in respect of produce), Sellers shall have the right to wind-down operations at the Stores, including liquidating or transferring to other locations of Sellers any Excluded Assets (including Inventory). Notwithstanding the foregoing, Sellers shall have the right to sell and dispose of the assets of Sellers’ in-store pharmacies and related assets located at the Stores commencing no earlier than June 12, 2020. Sellers shall cease all operations at the Stores up to (but not more than) [***]  prior to the Applicable Closing.

(b)                                 Sellers shall (at Sellers’ sole expense and without causing any damage to Transferred Assets) remove all Excluded Assets located at the Stores no later than [***] prior to the Applicable Closing. In connection therewith, Sellers shall remove Seller Marks from, or cover or conceal Seller Marks on any Transferred Assets on which Seller Marks are affixed; provided, however, that Sellers shall not be required to remove Seller Marks from any Furnishings and Equipment (including shopping carts). Sellers shall pay any expenses incurred by Buyer in removing any Excluded Assets not timely removed by Sellers.

(c)                                  Sellers shall use reasonable best efforts to avoid any damage to the Transferred Assets, the Stores and the Real Property in connection with its removal of Excluded Assets under this Section 5.10. Sellers agree to promptly repair any material physical damage to the Transferred Assets, the Stores or the Real Property caused by Sellers, their employees, representatives, agents or contractors in removing the Excluded Assets.

Section 5.11                             Estoppels.  Sellers shall provide an estoppel certificate in the form attached hereto as Exhibit K (each, an “Estoppel Certificate”) to each landlord, lessor, sublessor, or third party tenant of Leased Real Property and the Owned Real Property, regarding each relevant real property which shall be listed on Schedule A to Exhibit K (each an  “Estoppel Party”). Sellers shall use commercially reasonable efforts to cause each Estoppel Party to execute and deliver an Estoppel Certificate dated no earlier than [***] days prior to the Applicable Closing Date.  Sellers shall provide to Buyer, promptly after receipt thereof, any executed Estoppel Certificate received by Sellers prior to the Applicable Closing Date for such Assumed Lease or Owned Real Property.

ARTICLE VI
OTHER COVENANTS

The Parties agree as follows with respect to the period from and after each Applicable Closing:

Section 6.1                                    Further Assurances.  In case at any time after each Applicable Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey or assign to Buyer all of the Transferred Assets or to confirm Buyer’s assumption of the Assumed Liabilities.

Section 6.2                                    Access; Enforcement; Record Retention.  From and after each Applicable Closing, upon written request by any Seller, Buyer will permit Sellers and their Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Buyer, to all premises, properties, personnel, books and records, and Contracts of or related to the Transferred Assets or the Assumed Liabilities for the purposes of (a) preparing Tax Returns and in connection with any audit with respect to any Taxes or (b) complying with the requirements of any Governmental Authority; provided, however, that, for avoidance of doubt, the foregoing shall not require Buyer to take any such action if (i) such action may result in a waiver or breach of any attorney/client privilege, (ii) such action could reasonably be expected to result in violation of applicable Law, or (iii) providing such access or information would reasonably be expected to be disruptive to its normal business operations. Buyer agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for [***] years following each Applicable Closing.

Section 6.3                                    Employees.

(a)                                 During the [***] period ending on the Applicable Closing Date, Buyer or one of its Affiliates may, in its discretion, interview for employment with Buyer each of Sellers’ employees at the Stores who desires to seek employment with Buyer. Buyer may (but shall not be obligated to) offer employment to any of Sellers’ employees on such terms of employment as determined by Buyer in its sole and absolute discretion. Any such offers of employment will be effective as of the Applicable Closing Date and contingent upon the Applicable Closing. Simultaneous with the Applicable Closing, Sellers will terminate the employment of such employees who have accepted Buyer’s or its Affiliate’s offer of employment. For purposes of this Section 6.3, any employee of Sellers who becomes employed by Buyer or one of its Affiliates in accordance with this Section 6.3 is referred to as a “Hired Employee.”

(b)                                 401(k) Plan.  Each Hired Employee shall be eligible to participate in a defined contribution plan sponsored by Buyer or its Affiliates that is intended to be qualified under Section 401(a) of the Code (a “Buyer 401(k) Plan”) pursuant to the terms of the applicable Buyer 401(k) plan, including any eligibility and/or service requirements.

(c)                                  Welfare Benefit Claims.  Hired Employees shall become eligible for welfare benefits offered by Buyer or its Affiliates pursuant to the terms of each applicable welfare benefit plan of Buyer or one of its Affiliates, including any applicable waiting periods or measurement period. Sellers shall be responsible in accordance with their applicable welfare plans (and the applicable welfare plans of their Subsidiaries) in effect prior to the Applicable Closing Date for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under Sellers’ or their Subsidiaries’ welfare benefit plans prior to the Applicable Closing Date (or, to the extent the Hired Employee or dependent elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for time periods on or after the Applicable Closing Date, until the termination of such coverage) by the Hired Employees and their dependents.  Buyer or its Affiliates shall be responsible in accordance with the applicable welfare plans of Buyer or its Affiliates for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, by Hired Employees and their dependents on or after the effective date of coverage for the applicable Hired Employee or dependent under the applicable welfare plan of Buyer or its Affiliates. For purposes of this Section 6.3(c), unless otherwise provided under the terms of the applicable welfare plan, a claim shall be deemed to have been incurred as follows:  (i) for health, dental and prescription drug benefits, upon provision of such services, (ii) for life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, disability or accident giving rise to such benefits, and (iii) for hospital-provided health, dental, prescription drug or the benefits that become payable with respect to any hospital confinement, pro-rata based upon the number of days of such confinement occurring before and after the applicable date of termination or commencement of coverage. Sellers or their Subsidiaries shall provide coverage required by COBRA under Sellers’ or their Subsidiaries’ Employee Benefit Plans that are group health plans to all “M&A qualified beneficiaries” in accordance with in Treas. Reg. 54.4980B-9, which shall include all Employees (and their spouses and dependents) whose group health plan coverage with Seller or its Subsidiary terminates as a result of the transactions contemplated hereby.

(d)                                 WARN Act.  Sellers shall be solely responsible for the provision of notice or payment in lieu of notice and any applicable penalties under the WARN Act or any similar state or local law arising as a result of Sellers’ termination of any Employees at, prior to or after each Applicable Closing, whether in connection with the transactions contemplated hereby. Sellers agree to indemnify Buyer against and agrees to hold Buyer harmless from any and all expenses, losses, claims and/or damages incurred or suffered by Buyer or its Affiliates with respect to the WARN Act or any similar state or local law arising as a result of Sellers’ termination of any Employees. Buyer shall be solely responsible for the provision of notice or payment in lieu of notice and any applicable penalties under the WARN Act or any similar state or local law arising as a result of Buyer’s termination of any Hired Employees on or after each Applicable Closing Date.

(e)                                  Accrued Vacation and Paid Time Off.  Sellers shall be solely responsible for cashing out each Hired Employee of any accrued and unused vacation or paid time off benefit applicable to such employee through the date such employee ceases to be employed by Sellers, in each case to the extent payable in accordance with the applicable policies of Sellers or as otherwise required by applicable Law.

(f)                                   No Third Party Beneficiary Rights.  The Parties agree that nothing in this Section 6.3, whether express or implied, is intended to create any third party beneficiary rights in any Employee or other service provider.

Section 6.4                                    Certain Tax Matters.

(a)                                 All stamp, documentary, filing, recording, registration, sales, use, transfer, added-value or other non-income Taxes, fees and governmental charges (collectively, the “Transfer Taxes”) imposed under applicable Law in connection with this Agreement, the transactions contemplated hereby and the Related Agreements to be delivered hereunder shall initially be borne by Sellers. Sellers shall prepare and timely file any Tax Returns required or desirable in connection with such Transfer Taxes, and Buyer shall cooperate with Seller in connection therewith. Buyer shall promptly, but in no event more than [***] days following receipt of proof of payment by Sellers, reimburse Sellers for [***] of all Transfer Taxes actually paid by Sellers hereunder; provided, however, that such reimbursement obligation shall not exceed $[***] in the aggregate.

(b)                                 Sellers shall include the Transferred Assets and any items of income, gain, loss, deduction, and tax credit with respect to the Transferred Assets and properly allocable under applicable Tax law to a taxable period (or portion thereof) ending on or before to the Applicable Closing Date on Sellers’ federal, state, local and non-U.S. income Tax Returns.

(c)                                  Buyer shall prepare and file any Tax Returns that are required to be filed solely with respect to the Transferred Assets that are filed after each Applicable Closing Date; provided that, to the extent such Tax Returns relate to a taxable period ending on or before the Applicable Closing Date (each, a “Pre-Closing Tax Period”) such Tax Returns shall be prepared in accordance with past practice except as required by law. Buyer shall provide Sellers with drafts of all such Tax Returns to the extent that any Seller may be required to make a payment in respect of any such Taxes pursuant to Section 2.7, at least [***] Business Days prior to the due date for filing such Tax Returns for Sellers’ review and consent, which such consent shall not be unreasonably withheld, conditioned, or delayed. Buyer shall be permitted to redact such Tax Returns as necessary such that the Tax Returns provided to Seller pursuant to Section 6.4(c) relate only to Taxes that may give rise to a payment by Seller pursuant to Section 2.7. Sellers shall pay to Buyer the amount of any Prorated Charges in respect of such Taxes apportioned to Sellers at least [***] days prior to the due date of such payment except to the extent such Prorated Charges have been taken into account in the calculation of the Purchase Price.

(d)                                 Any and all existing Tax allocation, Tax sharing, Tax indemnity or similar contract or arrangement (other than customary commercial agreements entered into in the ordinary course of business no primary purpose of which relates to Taxes) with respect to the Transferred Assets or the Business shall be terminated as of the Applicable Closing Date.

Section 6.5                                    Insurance Matters.  Buyer acknowledges that, upon the Applicable Closing, all insurance coverage of Sellers provided in relation to Sellers, the Stores, or Transferred Assets that is maintained by any Seller or its Affiliates (whether such policies are maintained with third party insurers or with such Seller or its Affiliates) shall cease to provide any coverage to Buyer, the Stores, and the Transferred Assets, and no further coverage shall be available to Buyer, the Stores, or the Transferred Assets under any such policies.

Section 6.6                                    Acknowledgements.  Buyer acknowledges that it has received from Sellers certain projections, forecasts, and prospective or third party information relating to Sellers, the Stores, the Transferred Assets, the Assumed Liabilities, and other related topics. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, and information so furnished and is not relying on such projections, forecasts, and prospective or third party information in entering into this Agreement; (iii) Buyer has not relied upon, and to the Knowledge of Buyer none of its Representatives have relied upon, such projections, forecasts and information and neither Sellers nor any other Person makes any representation or warranties with respect to such projections, forecasts or information; and (iv) neither Buyer nor any other Person shall have any claim against any Seller or any of its respective directors, officers, Affiliates, agents, or other Representatives with respect thereto.

Section 6.7                                    Press Releases and Public Announcements.  The Parties agree to cooperate and work together to develop and agree on the substance and timing of any press release or public announcement relating to this Agreement and the transactions contemplated hereby. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement or the Related Agreements without the prior written approval of the other Party, unless a press release or public announcement is required by applicable Law. If any such announcement or other disclosure is required by applicable Law, the disclosing Party shall give the nondisclosing Party prior notice of, and an opportunity to comment on, the proposed disclosure.

Section 6.8                                    Consent Decree.  Buyer hereby acknowledges that (a) Buyer has received and reviewed a copy of the EPA Consent Decree and (b) from and after the Applicable Closing,

Buyer shall comply with and be bound by the terms thereof and shall assume all compliance obligations and Liabilities associated therewith, in each case, solely with respect to the Stores. A true and correct copy of Buyer’s Refrigerant Compliance Management Plan, which must be submitted by Sellers not later than thirty (30) days before each Applicable Closing to the EPA for its approval in accordance with Paragraph 6(iii) of the EPA Consent Decree, and must be implemented by Buyer at all transferred Stores subject to the EPA Consent Decree, is attached hereto as Exhibit L.

Section 6.9                                    [Intentionally Omitted].

Section 6.10                             Gift Cards.  Buyer shall have no obligation to honor any gift certificates or credits that have been sold or issues to customers of any Store, and Sellers shall indemnify and hold Buyer harmless from and against any claims asserted against Buyer in connection therewith.

Section 6.11                             R&W Insurance Policy.

(a)                                 On or prior to the Initial Closing Date, Buyer shall use reasonable efforts to obtain the R&W Insurance Policy and to bind the R&W Insurance Policy on substantially the terms and conditions set forth on, and in substantially the form attached hereto as, Exhibit M. The R&W Insurance Policy shall insure against any inaccuracies in, or breach of, the representations and warranties made by the Seller in this Agreement, any Related Agreement and in any certificate delivered pursuant to Section 2.5(a).  On or prior to the Initial Closing Date, Buyer shall pay, or cause to be paid, the premiums (including all associated fees and taxes) related to obtaining the R&W Insurance Policy in an aggregate amount not to exceed $[***]. Such amount will be deducted from the Purchase Price in accordance with Section 2.3(a)(i)(E) hereof.  Sellers shall pay, or cause to be paid, from the Escrow Account any amounts required to erode or exhaust any retention applicable to the R&W Insurance Policy, in an aggregate amount not to exceed the Escrow Amount.  Notwithstanding any provision contained herein to the contrary, Buyer obtaining and binding the R&W Insurance Policy pursuant to the terms and conditions hereof shall not be, and shall not be deemed to be, a condition to the Closing.

(b)                                 The Buyer shall use commercially reasonable efforts to cause the R&W Insurance Policy to contain a waiver of subrogation clause pursuant to which the insurer expressly waives any subrogation rights or any other claims against any Seller, or any Affiliate thereof, in connection with any claim made by any Buyer Indemnified Party thereunder (except in respect of fraud with respect to any warranties and representations contained herein or in any certificate delivered pursuant to Section 2.5(a)), and Buyer shall not, without the prior written consent of Sellers, waive any such subrogation clause or amend, modify or delete any such subrogation clause in any manner that is adverse to any Seller or Affiliate thereof. The coverages provided under the R&W Insurance Policy have been selected at the sole determination and discretion of Buyer on its behalf and on behalf of the Buyer Indemnified Parties, at their own risk, and Sellers shall have no obligation or Liability with respect thereto, including with respect to any adequacy of coverage.

(c)                                  Except with respect to a claim for fraud, (i) the sole and exclusive remedy of the Buyer Indemnified Parties for any claim related to, arising under, or in connection with a breach of any warranty or representation contained in this Agreement, any Related Agreement, or in any certificate delivered pursuant to Section 2.5(a) shall be to make a claim under Section 8.2(a)(i) hereof and under the R&W Insurance Policy, and (ii) the sole and exclusive recourse of the Buyer Indemnified Parties against Sellers in respect of any and all claims related to, arising under, or in connection with a breach of any representation or warranty contained in this Agreement, any Related Agreement or in any certificate delivered pursuant to Section 2.5(a) shall be to recover the Escrow Amount from the Escrow Account. The provisions of Article VIII, including any limitations, conditions and restrictions set forth in Article VIII, shall still apply if (i) the R&W Insurance Policy is never issued by an insurer, (ii) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance, or (iii) any Buyer Indemnified Party makes a claim under the R&W Insurance Policy and such claim is denied by the insurer.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1                                    Conditions to Each Party’s Obligations.  The respective obligation of each Party to consummate the transactions contemplated hereby in connection with the Closings is subject to satisfaction or waiver of the following conditions:

(a)                                 as of the Initial Closing Date, all applicable waiting periods under any Antitrust Law shall have expired or otherwise been terminated;

(b)                                 as of each Applicable Closing Date, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise  prohibits the consummation of the transactions contemplated by this Agreement;

(c)                                  as of each Applicable Closing Date, there is no Proceeding pending by any Governmental Authority challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement; and

(d)                                 as of each Applicable Closing Date, no Decree shall be in effect that prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.2                                    Conditions to Buyer’s Obligations.  Buyer’s obligation to consummate the transactions contemplated hereby in connection with each Applicable Closing is subject to satisfaction or waiver of the following conditions as of each Applicable Closing Date:

(a)                                 (i) each of the representations and warranties set forth in Article III (other than Section 3.1, Section 3.2, Section 3.3(a), Section 3.4 and Section 3.7) shall have been true and correct on the date hereof and as of the Applicable Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) would not reasonably be likely to result in a Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 3.1, Section 3.2, and Section 3.7 shall have been true and correct on the date hereof and as of the Applicable Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date) and (iii) each of the representations and warranties set forth in Section 3.3(a) and Section 3.4 shall have been true and correct in all material respects on the date hereof and as of the Applicable Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date);

(b)                                 Prior to each Applicable Closing, Sellers shall have obtained in writing and shall have delivered to Buyer each consent required for that particular Closing as set forth in Section 7.2(b) of the Disclosure Schedule (the “Required Consents”), including any and all approvals required under the EPA Consent Decree, in form and substance reasonably satisfactory to Buyer and Buyer’s legal counsel, it being understood that pursuant to Paragraph 6 of the EPA Consent Decree (i) in order to obtain such consent, the EPA Consent Decree requires Buyer to submit for EPA’s approval a true and correct copy of Buyer’s Refrigerant Management Plan and (ii) EPA automatically consents to the transfer of Stores unless EPA has notified Sellers within seventeen (17) days from the receipt of Sellers’ written notice of the prospective transfer;

(c)                                  Sellers shall have performed and complied with its covenants and agreements hereunder through the Applicable Closing in all material respects;

(d)                                 each delivery contemplated by Section 2.5(a) to be delivered to Buyer shall have been delivered;

(e)                                  since the date of this Agreement, there has not occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect;

(f)                                   customary evidence reasonably satisfactory to Buyer of the release of all Liens other than Permitted Liens on the Transferred Assets in connection with the Applicable Closing;

(g)                                  Sellers have cured or, if reasonably acceptable to Buyer, caused the Title Company to insure over, any material issues noted on Buyer’s title commitments, surveys, zoning reports or other due diligence of the Real Property that were caused, created, or suffered during the applicable Seller’s ownership of or leasehold estate in the Real Property or Liens that are not otherwise Permitted Liens and provided that Buyer notifies Sellers in writing of its objections to the title matters no later than ten (10) Business Days prior to the relevant Applicable Closing Date;

(h)                                 solely with respect to the Applicable Closing applicable to that certain Lease Agreement between Commercial Equity Developers, LLC, as landlord and BI-LO, LLC, as tenant dated as of August 20, 1997, for property located at 6 Church Street, Greenville, South Carolina (filed pursuant to Memorandum of Lease dated September 12, 1997, recorded in Official Records Book 1746, Page 106, Public Records of Greenville, South Carolina) (as amended, the “Greenville Lease”), and solely with respect to Buyer’s obligation to acquire the Greenville Lease, the Applicable Store, and the assets associated therewith, Sellers shall have entered into (and shall have provided a copy to Buyer of) that certain amendment to the Greenville Lease in the form provided to Buyer on April 30, 2020;

(i)                                     each Store and any related Leased Real Property or Owned Real Property subject to the Applicable Closing shall be free of tenants, subtenants, licensees or other occupants; and

(j)                                    Sellers have delivered the original alcohol license for each Store, and in the event Sellers are unable to locate the original, a copy of the alcohol license along with a signed and acknowledged lost license letter in such form as may be required in the applicable jurisdiction.

Section 7.3                                    Conditions to Sellers’ Obligations.  Sellers’ obligations to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions as of each Applicable Closing Date:

(a)                                 each of the representations and warranties set forth in Article IV shall be true and correct in all material respects on the date hereof and as of the Applicable Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date);

(b)                                 Buyer shall have performed and complied with its covenants and agreements hereunder through the Applicable Closing in all material respects; and

(c)                                  each payment contemplated by Section 2.5(b) to be made to Sellers shall have been made, and each delivery contemplated by Section 2.5(b) to be delivered to Sellers shall have been delivered.

Section 7.4                                    No Frustration of Closing Conditions.  Neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the transactions contemplated hereby set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use its reasonable best efforts or (commercially reasonable efforts, with respect to those matters contemplated by Section 5.1(c) or Section 5.5,  respectively, as applicable) to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty, or covenant hereunder.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                    Survival of Representations, Warranties and Covenants; Right to Indemnification.

(a)                                 Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein, in any Related Agreement or in any certificate delivered pursuant to Section 2.5(a) or Section 2.5(b) shall survive the Closings and shall remain in full force and effect until the date that is [***] years from the Last Closing Date; provided, that (i) the representations and warranties in Sections 3.8, 3.9, 3.10 and 3.11 hereof and in Sections 2.6 and 2.7 of the Agreement Regarding Distribution Center shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), but in no event later than the [***] anniversary of the Trigger Date, plus [***] days, and (ii) the representations and warranties in Sections 3.1, 3.2, 3.3(a), 4.1 and 4.2 hereof and Section 2.1 of the Agreement Regarding Distribution Center (the “Fundamental Representations”) shall survive until the date that is [***] years from the Last Closing Date. All of the covenants, agreements, undertakings or obligations of the Parties contained in this Agreement and the Related Agreements shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the Party entitled to such performance.  No claim (x) for a breach of a covenant,  agreement, undertaking or obligation set forth in this Agreement or the Related Agreements that (i) by its nature is required to be performed by or prior to any Applicable Closing or the Distribution Center Closing, as applicable (the “Pre-Closing Covenants”), may be made or brought by any Party after the date that is [***] months following the Applicable Closing or the Distribution Center Closing, as applicable, and (ii) by its nature is required to be performed following an Applicable Closing or the Distribution Center Closing (the “Post-Closing Covenants”) may be made or brought by any Party after the [***] month anniversary of the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Survival Period”) or (y) under Section 8.2(a)(iii) or Section 8.3(c) may be brought or made by any Party after the date that is [***] after the Last Closing Date; provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor in reasonable detail to the indemnifying party in accordance with Article VIII before the termination of the applicable Survival Period.

(b)                                 The right of any Person to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge of any Person acquired at any time, whether before or after the execution and delivery of this Agreement, the Applicable Closing Date or the Distribution Center Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver by any Person of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right of such Person or any other Person to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Section 8.2                                    Sellers’ Indemnity.

(a)                                 Subject to the limitations set forth in Section 8.1 and Section 8.6, from and after each Applicable Closing Date and the Distribution Center Closing Date, Sellers will jointly and severally indemnify and hold Buyer, Affiliates of Buyer (including ADUSA Distribution LLC and ADUSA Transportation LLC), and their respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) harmless from and against, and agree to defend promptly the Buyer Indemnified Parties from, and reimburse the Buyer Indemnified Parties for, any and all claims, direct  losses, damages, Liabilities, obligations, Proceedings, penalties, fines, costs, or expenses of any kind, including, reasonable attorneys’ fees and other reasonable legal costs and expenses (hereinafter referred to collectively as “Losses”), that the Buyer Indemnified Parties may suffer or incur, or become subject to, as a result of or in connection with:

(i)                                     any breach or inaccuracy of any of the representations and warranties made by any Seller in this Agreement or any Related Agreements delivered by Sellers pursuant hereto; provided, however, that for purposes of determining the amount of Losses subject to indemnification under this Article VIII, such representations and warranties shall be construed as if they were not qualified by the term “material” or other terms of similar import or effect;

(ii)                                  any failure of Sellers to carry out, perform, satisfy and discharge any Pre-Closing Covenants or Post-Closing Covenants; and

(iii)                               any Excluded Assets or Excluded Liability or DC Excluded Liability (as defined in the Agreement Regarding Distribution Center).

(b)                                 Losses payable by Sellers to the Buyer Indemnified Parties for indemnification claims pursuant to Section 8.2(a)(i) shall be satisfied first from the Escrow Account and thereafter from the R&W Insurance Policy, and, except in the case of fraud, Sellers shall have no liability or obligation to the Buyer Indemnified Parties in respect of indemnification claims pursuant to Section 8.2(a)(i) in excess of the Escrow Amount held in the Escrow Account. Losses payable by Sellers to the Buyer Indemnified Parties for indemnification claims pursuant to Section 8.2(a)(ii) and Section 8.2(a)(iii) shall be satisfied first from the Escrow Account and thereafter directly by Sellers in cash.

Section 8.3                                    Buyer’s Indemnity.  Subject to the limitations set forth in Section 8.1 and Section 8.6, from and after each Applicable Closing Date and the Distribution Center Closing Date, Buyer hereby indemnifies and holds Sellers, Affiliates of Sellers, and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) harmless from and against, and agrees to defend promptly the Seller Indemnified Parties from and reimburse the Seller Indemnified Parties for, any and all Losses that the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)                                 any breach or inaccuracy of any of the representations and warranties made by Buyer or ADUSA Distribution LLC in this Agreement or any Related Agreements delivered by Buyer pursuant hereto; provided, however, that for purposes of determining the amount of Losses subject to indemnification under this Article VIII, such representations and warranties shall be construed as if they were not qualified by the term “material” or other terms of similar import or effect;

(b)                                 any failure by Buyer or ADUSA Distribution LLC to carry out, perform, satisfy and discharge any Pre-Closing Covenants or Post-Closing Covenants; and

(c)                                  any Transferred Assets and Assumed Liabilities (together with any assets transferred and liabilities assumed from Sellers or Affiliates of Sellers that are party to the Agreement Regarding Distribution Center under the Agreement Regarding Distribution Center).

Section 8.4                                    Third Party Claims.

(a)                                 If a Person other than a Buyer Indemnified Party or a Seller Indemnified Party (a “Third Party”) asserts a claim (a “Third Party Claim”) against the Buyer Indemnified Parties that is covered by the indemnity provisions of Section 8.2 or against the Seller Indemnified Parties that is covered by the indemnity provisions of Section 8.3 (for the purposes of this Section 8.4, such Party entitled to indemnification with respect to the Third Party Claim, the “Indemnified Parties” and each an “Indemnified Party”), the Indemnified Party will promptly give notice to

Sellers or Buyer, as applicable (for the purposes of this Section 8.4, such Party required to provide indemnification, the “Indemnifying Party”); provided, however, that the right of the Indemnified Party to be indemnified hereunder in respect of Claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b)                                 Except as otherwise provided in this Section 8.4, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within [***] days after receipt from the Indemnified Party of notice of such Claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the Third Party Claim; provided, however, that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Party Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense.  In the event that the Indemnifying Party shall fail to give the Defense Notice within the [***] day period, (i) the Indemnified Party shall be entitled to have the control over the defense and settlement of the Third Party Claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement or any Related Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.

(c)                                  In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Party Claim within [***] days after receipt thereof and thereby elects to conduct the defense of the Third Party Claim, (i) the Indemnifying Party shall be entitled to have control over the defense and, subject to the provisions set forth below, settlement of the Third Party Claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (iii) the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person by any Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will be unconditionally and completely released from all Liability with respect to any compromise or settlement of such Third Party Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(d)                                 Notwithstanding anything to the contrary contained in this Section 8.4, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party or that seeks a remedy, action or consequence other than monetary damages, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, as reasonably determined by the Indemnified Party, (iv) that imposes Liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or (v) with respect to a Buyer Indemnified Party that arises with respect to any product or service warranty, recall, product Liability or similar claim. In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

Section 8.5                                    Direct Claims.  In the event a Buyer Indemnified Party or a Seller Indemnified Party asserts a claim under this Article VIII (a “Direct Claim”), the Indemnified Party making the Direct Claim will give reasonably prompt notice to the Indemnifying Party specifying the facts constituting the basis for such Direct Claim and the amount thereof, to the extent known; provided, however, that the right of the Indemnified Party to be indemnified hereunder in respect of Direct Claims will not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party will pay (by wire transfer of immediately available funds) the amount of any valid, undisputed Direct Claims not more than [***] days after the Indemnified Party provides notice to the Indemnifying Party of the amount of such Direct Claim; provided, however, that Losses payable by Sellers to the Buyer Indemnified Parties for indemnification claims pursuant to Section 8.2(a)(i) shall be satisfied only from the Escrow Amount (and thereafter from the R&W Insurance Policy).

Section 8.6                                    Limitations on Indemnification.

(a)                                 Notwithstanding anything to the contrary (i)(A) an Indemnifying Party shall not be liable for any claim for indemnification, and no claim for indemnification may be made, pursuant to Section 8.2(a)(i) or Section 8.3(a) with respect to any individual claim  unless such claim exceeds $[***] (the “R&W Claim Threshold”), and (B) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a)(i) or Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses relating to claims that meet the R&W Claim Threshold equals or exceeds $[***], after which the Indemnifying Party shall be liable for all such Losses from the first dollar (solely with respect to claims that equal or exceed the R&W Claim Threshold), and (ii)(A) an Indemnifying Party shall not be liable for any claim for indemnification, and no claim for indemnification may be made, pursuant to Section 8.2(a)(ii) or Section 8.3(b) with respect to any individual claim unless such claim exceeds $[***] (the “Covenant Claim Threshold”), and (B) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a)(ii) or Section 8.3(b) unless and until the aggregate amount of indemnifiable Losses relating to claims that meet the Covenant Claim Threshold equals or exceeds $[***], after which the Indemnifying Party shall be liable for all such Losses from the first dollar

(solely with respect to claims that equal or exceed the Covenant Claim Threshold); provided that this Section 8.6(a) shall not apply to any Loss claimed under Section 8.2(a)(iii) or Section 8.3(c).

(b)                                 In no event shall the aggregate liability of (i) Sellers in respect of claims for indemnification under Section 8.2(a)(i), or (ii) Buyer in respect of claims for indemnification under Section 8.3(a), exceed the Escrow Amount until the first (1st) anniversary of the Trigger Date, and [***] of the Escrow Amount thereafter until the [***] anniversary of the Trigger Date (the “R&W Cap”). In no event shall the aggregate liability of (i) Sellers in respect of claims for indemnification under Section 8.2(a)(ii), or (ii) Buyer in respect of claims for indemnification under Section 8.3(b), exceed [***] of the Combined Purchase Price (the “Covenant Cap”). In no event shall the aggregate liability of Sellers or Buyer in respect of any and all claims for indemnification under this Article VIII exceed [***] of the Combined Purchase Price (the “Cap”), inclusive of the R&W Cap and the Covenant Cap. Notwithstanding anything to the contrary contained herein, Buyer’s obligation to pay the Closing Cash Payment due at each Applicable Closing shall not be subject to any set-off, counterclaim or recoupment claimed by Buyer to be owed by the Sellers to Buyer, including in respect of any indemnification claims made pursuant to this Article VIII.

(c)                                  An Indemnified Party shall not be entitled to double recovery for any Losses.  In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Loss shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other covenant or agreement.

(d)                                 Notwithstanding anything to the contrary, each Party shall, and shall cause its respective Affiliates and Representatives including the applicable Indemnified Party to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(e)                                  The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). Each Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

(f)                                   Notwithstanding anything to the contrary elsewhere in this Agreement or any Related Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Related Agreement (provided, that such limitation with respect to lost profits shall not limit any Party’s right to recover (i) contract damages in connection with another Party’s failure to close in violation of this Agreement or any Related Agreement) or (ii) damages paid by a Party in connection with or pursuant to a Third Party Claim.

Section 8.7                                    Characterization of Indemnity Payments.  The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 8.8                                    Sole and Exclusive Remedy.

(a)                                 Subject to Section 8.8(c), if the transactions contemplated by this Agreement are consummated, the indemnification provisions of this Article VIII shall, absent fraud, be the sole and exclusive remedies of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, following the Applicable Closing or the Distribution Center Closing, as applicable, for any breach of or nonperformance of any Pre-Closing Covenant or Post-Closing Covenant.

(b)                                 Except with respect to a claim for fraud, (i) the sole and exclusive remedy of the Buyer Indemnified Parties for any claim related to, arising under, or in connection with a breach of any warranty or representation contained in this Agreement, any Related Agreement, or in any certificate delivered pursuant to Section 2.5(a) shall be to make a claim under Section 8.2(a)(i) hereof and under the R&W Insurance Policy, and (ii) the sole and exclusive recourse of the Buyer Indemnified Parties against Sellers in respect of any and all claims related to, arising under, or in connection with a breach of any representation or warranty contained in this Agreement, any Related Agreement or in any certificate delivered pursuant to Section 2.5(a) shall be to recover the Escrow Amount from the Escrow Account.

(c)                                  Notwithstanding the foregoing, this Section 8.8 shall not operate to (i) affect in any way the Parties’ rights to specific performance or any other equitable remedies that may be available to enforce the Parties’ obligations under this Agreement or the Related Agreements or (ii) limit the operation or effect of the R&W Insurance Policy.

Section 8.9                                    Release of Escrow Amounts.  On the date that is the [***] month anniversary of the Trigger Date, Buyer and Sellers shall cause the Escrow Agent to disburse to Sellers an amount equal to (a) the Remaining Escrow Amount less (b) the sum of (i) [***] of the Escrow Amount and (ii) the amount of any claims then pending against the Escrow Account that are unresolved, if such amount is a positive number, in accordance with and pursuant to the terms and conditions of the Escrow Agreement. On the date that is the [***] anniversary of the Trigger Date, Buyer and Sellers shall cause the Escrow Agent to disburse to Sellers the Remaining Escrow Amount, less the amount of any claims then pending against the Escrow Account that are unresolved, if such amount is a positive number, in accordance with and pursuant to the terms and conditions of the Escrow Agreement. The Parties shall deliver a joint written instruction to the Escrow Agent to release the portion of the Escrow Amount retained for unresolved claims to Sellers (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer in accordance with this Article VIII) upon their resolution in accordance with this Article VIII.

ARTICLE IX
TERMINATION

Section 9.1                                    Termination of Agreement.  The Parties may terminate this Agreement at any time prior to the Initial Closing as provided below:

(a)                                 by the mutual written consent of the Parties;

(b)                                 by any Party by giving written notice to the other Parties if:

(i)                                     any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to Buyer or any Seller if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of Buyer or any Seller, as the case may be, to have fulfilled any of its obligations under this Agreement; or

(ii)                                  the Initial Closing shall not have occurred prior to March 16, 2021 (the “Outside Date”); provided, however, that if the Initial Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching Party may not terminate this Agreement pursuant to this Section 9.1(b)(ii).

(c)                                  by Buyer by giving written notice to each Seller if there has been a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.2(a) and Section 7.2(c), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (i) ten (10) days after receipt of Buyer’s notice of intent to terminate or (ii) the Outside Date;

(d)                                 by any Seller by giving written notice to Buyer and the other Sellers if there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.3(a) and Section 7.3(b), and such breach has not been waived by such Seller, or, if such breach is curable, cured by Buyer prior to the earlier to occur of (i) ten (10) days after receipt of such Seller’s notice of intent to terminate or (ii) the Outside Date;

(e)                                  by any Seller in accordance with Section 5.3(e); or

(f)                                   by any Seller in the event that (i) Buyer exercises its right to terminate this Agreement with respect to any Store(s) pursuant to Section 2.8(a), Section 2.8(b) or Section 5.3(d) and (ii) such termination(s) would reasonably be expected to result in the Base Purchase Price being reduced below $[***] as calculated in accordance with the portion of the Closing Cash Payment allocated to each applicable Store as set forth on Exhibit A.

Section 9.2                                    Last Closing Date.   This Agreement may be terminated by any Party if the Last Closing Date shall not have occurred by the date that is [***] weeks following the Initial Closing (the “Last Closing Outside Date”); provided, however, that if any Applicable Closing shall not have occurred on or before the Last Closing Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching Party may not terminate this Agreement pursuant to this Section 9.2.

Section 9.3                                    Effect of Termination.  If any Party validly terminates this Agreement pursuant to Section 9.1 or Section 9.2, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Section 4.8,

Section 6.6, and this Section 9.3 shall survive any such termination) and no Party shall have any Liability to the other Party hereunder; provided, however, that nothing in this Section 9.3 shall relieve any Party from Liability for any breach occurring prior to any such termination (but solely to the extent such breach was willful, grossly negligent, or fraudulent) set forth in this Agreement; provided, further, that a failure of Buyer to consummate the transactions contemplated hereby in breach or violation of this Agreement shall be deemed to be a willful breach or violation, whether or not Buyer had sufficient funds available.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE X
MISCELLANEOUS

Section 10.1                             Expenses.  Except as otherwise expressly set forth herein, each Party will bear its own costs and expenses incurred in connection with the preparation and execution of this Agreement and the Related Agreements, the compliance herewith and therewith and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants.  For the avoidance of doubt, Buyer shall pay all recording fees arising from the transfer of the Transferred Assets and the filing fee under the HSR Act.

Section 10.2                             Entire Agreement.  This Agreement, together with any documents, instruments and certificates explicitly entered referred to herein, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof.

Section 10.3                             Incorporation of Exhibits and Disclosure Schedule.  The Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 10.4                             Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein.  No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant.  No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 10.4 except as expressly provided herein.  Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 10.5                             Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties.

Section 10.6                             Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) on the day such communication was sent by e-mail; or (d) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Seller:	Southeastern Grocers, Inc.8928 Prominence Parkway, #200 Jacksonville, FL 32256 Attention: M. Sandlin Grimm, Chief Legal Officer and Secretary E-mail: SandyGrimm@segrocers.com

With a copy (which shall not constitute notice to Sellers) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Michael J. Aiello and Gavin Westerman E-mail: michael.aiello@weil.com; gavin.westerman@weil.com

If to Buyer:	Food Lion, LLC 2110 Executive Drive Salisbury, NC 28147 Attention: Jeff Smith, Director Real Estate E-mail: Jeff.S.Smith@foodlion.com

With a copy under separate cover to:

Food Lion LLC c/o Retail Business Services, LLC 1385 Hancock Street Quincy, MA 02169 Attn: Perry Wechsler, VP Real Estate Law Email: perry.wechsler@retailbusinessservices.com

With a copy (which shall not constitute notice to Buyer) to:

Hunton Andrews Kurth LLP 200 Park Avenue New York, New York 10166

Attention: John T. O’Connor Email: joconnor@hunton.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 10.6.

Section 10.7                             Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT AS OTHERWISE REQUIRED UNDER THE LAWS OF THE STATE OF DELAWARE.

(b)                                 Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.7(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE

FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGEMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.7(C).

Section 10.8                             Specific Performance.  Each Party acknowledges and agrees that if irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at Law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any Party threatens such a breach).  Therefore, it is agreed that each Party shall be entitled, without the requirement of posting a bond or other security, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Buyer or Sellers, as applicable, otherwise have an adequate remedy at Law.

Section 10.9                             Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.  In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 10.10                      No Third Party Beneficiaries.  Except as set forth in this Section 10.10 and Section 10.11, this Agreement shall not confer any rights or remedies upon any Person other than Buyer, each Seller, and their respective successors and permitted assigns.

Section 10.11                      Non-Recourse.  All claims or causes of action (whether in contract or in tort, at Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the Related Agreements may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”).  In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person.  No Person who is not a Contracting Party, including any Contracting Party’s Representatives (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, at Law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Related Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Agreements.  The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 10.11.

Section 10.12                      Limitation on Liability.  Notwithstanding anything to the contrary in this Agreement or any Related Agreement, in no event shall any Party have any Liability under this Agreement or any Related Agreement for any consequential, special, incidental, indirect or punitive damages.

Section 10.13                      Mutual Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.14                      Disclosure Schedule.  All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement.  The representations and warranties of Sellers in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule.  The listing of any matter shall expressly not be deemed to constitute an admission by Sellers, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Sellers’ representations, warranties, or covenants set forth in this Agreement.  All attachments to the Disclosure Schedule are incorporated by reference into the applicable section of the Disclosure Schedule in which they are directly referenced.  The information contained in the Disclosure Schedule is in all respects provided subject to the Confidentiality Agreement.

Section 10.15                      Headings; Table of Contents.  The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.16                      Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SOUTHEASTERN GROCERS, INC.

By:	/s/ Anthony Hucker
Name: Anthony Hucker
Title: President and Chief Executive Officer

SAMSON MERGER SUB, LLC

By:	/s/ Anthony Hucker
Name: Anthony Hucker
Title: President and Chief Executive Officer

WINN-DIXIE STORES LEASING, LLC

By:	/s/ Anthony Hucker
Name: Anthony Hucker
Title: President and Chief Executive Officer

BI-LO, LLC.

By:	/s/ Anthony Hucker
Name: Anthony Hucker
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

FOOD LION, LLC

By:	/s/ Margaret Ham
Name: Margaret Ham
Title: President

[Signature Page to Asset Purchase Agreement]